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                                                                   EXHIBIT 10.09


                             DEBTOR IN POSSESSION
                               CREDIT AGREEMENT



      DEBTOR IN POSSESSION CREDIT AGREEMENT (the "AGREEMENT") dated as of December 8, 1993 by and among HEXCEL CORPORATION, a Delaware corporation, as debtor and debtor in possession (the "BORROWER"), THE CIT GROUP/BUSINESS CREDIT, INC., as lender (the "LENDER").


                                R E C I T A L S

      A. On December 6, 1993 (the "PETITION DATE"), the Borrower commenced Chapter 11 Case No. 93-48535T (the "CHAPTER 11 CASE"), by filing a voluntary petition for relief under the Bankruptcy Code, as hereinafter defined, with the United States Bankruptcy Court for the Northern District of California (the "COURT"). The Borrower continues to operate its business and manage its properties as debtor in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

      B. The Borrower has requested the Lender to provide a revolving credit facility of up to $35,000,000. The Borrower intends to utilize such facility to fund its general corporate purposes during the Chapter 11 Case. Under the facility, the Lender will provide revolving advances and provide accommodation for certain letters of credit based upon an advance rate calculated with reference to the aggregate amount of the Eligible Accounts Receivable (as such term and other capitalized terms are defined in Section
1.1 below) and Eligible Inventory as set forth herein. The Lender is willing to extend such post-petition credit to the Borrower in accordance with and on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

      SECTION 1.1. DEFINITIONS. The following terms, as used herein, have the following meanings:

            "ACCOUNT DEBTOR" means the party who is obligated to the Borrower on or under an Account.

            "ACCOUNTS" means all present and future rights of the Borrower to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether now existing or hereafter arising and wherever arising, and whether or not they have been earned by performance.




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            "ACTUAL OBLIGATIONS" means with respect to any day, any payments of principal or interest then due on the Loans, or any unpaid Reimbursement Obligations, or any other amounts due and owing hereunder (including, without limitation, any fees or expenses under Section 2.5, 2.11 or 7.3).

            "ADMINISTRATIVE FEE" shall mean the non-refundable fee payable to the Lender in accordance with Section 2.5(c) hereof to offset certain expenses and costs of the Lender.

            "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition of "Affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this definition, the term "Affiliate" with respect to any Person shall not include any Subsidiary of such Person.

            "ANNIVERSARY DATE" means the date occurring (i) six months after the Closing Date, (ii) one (1) year from the Closing Date or (iii) one
      (1) year after each of the dates described in the preceding clauses (i) and (ii).

            "ASSIGNED AGREEMENT" has the meaning set forth in Section 2.15.

            "AVAILABILITY PERIOD" means the period from and including the Closing Date to but not including the Termination Date.

            "BANKRUPTCY CODE" means the provisions of Title 11, United States Code, as the same may be amended from time to time.

            "BANK" shall mean (i) with respect to matters relating to Letters of Credit, the issuing bank of such Letter of Credit which bank shall be a bank mutually acceptable to the Borrower and the Lender and
      (ii) as such term is used in other contexts, Bank of America National Trust and Savings Association, its successors or any other bank designated by the Lender to the Borrower from time to time.

            "BANK OF AMERICA RATE" means the rate of interest per annum announced by Bank of America National Trust and Savings Association from time to time as its prime rate in effect at in its principal office. (The prime rate is not intended to be the lowest rate of interest charged by Bank of America National Trust and Savings Association to its borrowers).

            "BORROWER" means Hexcel Corporation, a Delaware corporation, as debtor and debtor in possession, and its successors.

            "BORROWER'S ACCOUNT" has the meaning set forth in Section 2.10.

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            "BORROWING BASE" means, as of any date of determination based upon the Borrowing Base Certificate most recently delivered in compliance with Section 5.1(e)(ii), 5.1(r) or 5.1(s), an amount equal to: the sum of (i) 80% of the book value of Eligible Accounts Receivable of the Borrower, (ii) 50% (up to a maximum of $12,000,000) of the book value of the Eligible Inventory of the Borrower and
      (iii) $10,000,000, PROVIDED HOWEVER that (x) 50% of the Net Cash Proceeds of the sale of any assets by the Borrower, other than Eligible Inventory and Eligible Accounts Receivable, shall be applied, on the date received by the Borrower, to permanently reduce the dollar amount in this clause (iii) by the amount of such proceeds and (y) 50% of the amount of any write-down of the value of any asset (other than Eligible Inventory and Eligible Accounts Receivable) from the values shown in the financial statements of the Borrower as of October 31, 1993 shall be applied, from time to time, to permanently reduce the dollar amount in this clause (iii) by the amount of such write-down and PROVIDED FURTHER that the Borrowing Base shall be limited as set forth in final paragraph of Section 3.2(c). In the event of any dispute about the eligibility of any asset for inclusion in the Borrowing Base or the valuation thereof, the Lender's determination shall control.

            "BORROWING BASE CERTIFICATE" means an Officer's Certificate of the Chief Financial Officer, Chief Accounting Officer or Treasurer of the Borrower substantially in the form of Exhibit V hereto.

            "BUSINESS DAY" means any day on which the Lender, the Bank and Chemical Bank are open for business.

            "CAPITAL EXPENDITURES" means, for any period, the capital expenditures and Capital Lease obligations of the Borrower and its Domestic Operating Subsidiaries for such period, as the same are (or would in accordance with GAAP be) set forth in a consolidated statement of changes in cash flows of the Borrower and its Domestic Operating Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

            "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

            "CARVED OUT FEES" has the meaning set forth in Section 2.13.

            "CASH" means money, currency or a credit balance in a Deposit Account, Controlled Deposit Account or any disbursement account.

            "CASH COLLATERAL" has the meaning set forth in Section 2.16.

            "CASH COLLATERAL AMOUNT" has the meaning set forth in Section 2.8.

                                        3


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            "CASH CONCENTRATION ACCOUNT" means the Deposit Account
      maintained by the Lender at Chemical Bank, which Deposit Account shall be under the sole dominion and control of the Lender.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability and Information System.

            "CHAPTER 11 CASE" has the meaning assigned to it in the recital clauses hereof.

            "CLOSING DATE" means the date, no later than 31 days after the Petition Date (unless the Lender otherwise agrees in writing), on which the conditions set forth in Section 3.2 have been satisfied or waived.

            "CODE" means the Internal Revenue Code of 1986, as heretofore and hereafter amended, or any successor statute.

            "COLLATERAL" has the meaning set forth in Section 2.15 hereof.

            "COMMITMENT" means the obligation of the Lender to make Loans to the Borrower or issue the Letters of Credit Guaranty with respect to Letters of Credit issued by the Bank for the account of the Borrower in an aggregate principal (or face) amount at any one time outstanding not exceeding $35,000,000 as the same may be reduced or terminated from time to time pursuant to Section 2.6 or 2.7 or Article 6; PROVIDED, HOWEVER, that the Commitment shall not exceed the amount of credit authorized by the Court to be extended to the Borrower by the Lender hereunder and PROVIDED, FURTHER, that the aggregate amount of Loans and Letters of Credit outstanding shall be limited to the Borrowing Base.

            "COMMITMENT LETTER" has the meaning set forth in Section 2.5(b).

            "COMMONLY CONTROLLED ENTITY" means an entity, whether or not incorporated, which is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c) or (o) of the Code.

            "COMPLIANCE CERTIFICATE" means an Officer's Certificate substantially in the form of Exhibit III hereto.

            "CONDITION" means, with respect to any Person, the business, prospects, management, ownership, operations, properties, assets or condition (financial or otherwise) of such Person. For the purpose of this definition of Condition, "prospects" refers to events that, in the foreseeable future, will or can reasonably be expected to have a material effect on the other factors included in this definition of Condition.

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            "CONTROLLED DEPOSITORY ACCOUNTS" means those lock-box or Deposit
      Accounts owned by, and in the name of, the Lender and designated by the Lender for the deposit of proceeds of Accounts, Inventory and Revenues however generated by the Borrower and its Domestic Subsidiaries.

            "COURT" shall have the meaning assigned to it in the recital clauses hereof.

            "CREDIT EVENT" means the making of any Loan or the issuance of any Letter of Credit.

            "DEBT" of any Person means, at any date, without duplication,
      (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and all securities providing for mandatory payments of money, whether or not contingent, (iii) all obligations of such Person pursuant to revolving credit agreements or similar arrange-ments, (iv) all interest rate and currency swaps and similar agreements under which payments are obligated to be made, whether periodically or upon the happening of a contingency, (v) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable (including trade accounts payable to professionals) arising in the ordinary course of business (including, without limitation, in connection with the Chapter 11 Case), (vi) all obligations of such Person as lessee under capital leases, (vii) all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument, whether drawn or undrawn, (viii) to the extent not included in clause (v) hereof, all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (ix) all capital stock issued by such Person subject to mandatory redemption that is not contingent upon future events or circumstances, (x) all debt, liabilities or obligations of others secured by a Lien on any asset of such Person, whether or not such debt, liabilities or obligations are assumed by such Person,
      (xi) recourse or repurchase obligations in connection with the sale of receivables, and (xii) all debt of others Guarantied by such Person.

            "DEFAULT" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

            "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, thrift, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit; PROVIDED, HOWEVER, that Deposit Account shall not include any account that is maintained for the purpose of making disbursements and that has a balance of no more than $10,000 at the close of business of each day; provided, further, that the Borrower may maintain a higher balance in any such account if such balance is to be used for the payment of workers

                                        5


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      compensation and insured health benefit claims pursuant to a request by the custodian of such account.

            "DEPOSITORY BANK" means any financial institution that maintains a Controlled Depository Account in the name of the Lender pursuant to this Agreement.

            "DIP LINE OF CREDIT FEE" shall mean the fee payable to the Lender in accordance with Section 2.5(a) hereof.

            "DOLLARS" and the sign "$" mean lawful money of the United States of America.

            "DOMESTIC NON-OPERATING SUBSIDIARIES" shall mean the Subsidiaries identified as such on Schedule A.

            "DOMESTIC OPERATING SUBSIDIARIES" shall mean the Subsidiaries identified as such on Schedule A.

            "DOMESTIC SUBSIDIARY" means any Subsidiary of the Borrower which is incorporated under the laws of a state of the United States or of the District of Columbia.

            "EBITDA" means, for any period, the sum of the following amounts for such period: (i) Net Income, (ii) provisions for taxes based on income, (iii) Interest Expense, (iv) total depreciation expense, (v) total amortization expense, (vi) other extraordinary non-cash items (other than restructuring charges and/or charges taken in the writing down of the value of assets) reducing Net Income LESS other extraordinary non-cash items increasing Net Income and (vii) expenses of the Chapter 11 Case as shown on the Borrower's statement of net income for such period not exceeding the aggregate amount of (A) for each fiscal month of the Borrower after November 30, 1993 and up to and including November 30, 1994 (x) an aggregate amount equal to the product of the number of fiscal months of the Borrower after November 30, 1993 and $400,000 and (y) $4,800,000 for the twelve fiscal months ended November 30, 1994 and (B) $400,000 for each fiscal month of the Borrower after the fiscal month ended November 30, 1994, and $4,800,000 in any period of twelve consecutive fiscal months of the Borrower, all of the foregoing as determined on a consolidated basis for the Borrower and its Domestic Operating Subsidiaries in conformity with GAAP.

            "EFFECTIVE DATE" shall have the meaning provided in Section 5.01.

            "ELIGIBLE ACCOUNTS RECEIVABLE" shall mean the gross amount of the accounts receivable of the Borrower, payable in Dollars, due from customers residing in the United States of America and Canada that conform to the warranties contained herein and at all times continue to be acceptable to the Lender in the exercise of its reasonable business judgment, less, without duplication, the sum of (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding), and (b) reserves for: (i) sales to the government of the United States of

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      America or to any agency, department or division thereof; (ii) Accounts that remain unpaid more than ninety (90) days from invoice date; (iii) contras; (iv) sales to any Subsidiary of the Borrower or to any company affiliated with the Borrower in any way; (v) bill and hold (deferred shipment) or consignment sales; (vi) sales to any customer which is (a) insolvent, (b) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (c) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or (d) in the Lender's reasonable business judgment, financially unacceptable to the Lender or has a credit rating unacceptable to the Lender; (vii) all sales to any customer if fifty percent (50%) by Dollar volume or more of either (x) all outstanding invoices issued to such customer are unpaid sixty (60) days or more after the original due date or (y) all outstanding invoices issued to such customer are unpaid ninety (90) days from invoice date; (viii) all deposits due customers; (ix) the amount by which the then outstanding amount of all invoices due from customers residing in Canada exceeds $2,500,000; (x) the warranty reserve on the books and records of the Borrower; (xi) any other reasons deemed necessary by the Lender in its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Lender;
      (xii) Accounts for which payments are subject to dispute, offset, defense or counterclaim, in each case asserted or threatened, by the customer; (xiii) Accounts that have been terminated or cancelled by customers; (xiv) Accounts which do not comply with all Governmental
      Rules; (xv) any Account which is not free of all Liens or other claims (other than the Liens in favor of the Lender hereunder); (xvi) any Account for which the customer is located in a jurisdiction which requires creditors to be licensed or hold a permit in order to perform the services or sell the items giving rise to such Account or to receive payments on such Account, and the Borrower is not so licensed or does not hold such permit; and (xvii) Accounts which are not fully transferable or assignable.

            "ELIGIBLE ASSIGNEE" shall mean (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (c) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; PROVIDED that such bank is acting through a branch or agency located in the United States; (d) the central bank of any country that is a member of the OECD; and (e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) organized under the laws of the United States, or any state thereof, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having a combined capital and surplus of at least $100,000,000 or, in the case of a fund, having total assets in excess of $100,000,000.

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            "ELIGIBLE INVENTORY" means, as of any date of determination, the gross Dollar value for the Borrower, using a first-in, first-out method of accounting, all in conformity with GAAP, of all Inventory of the Borrower, that conforms to the warranties contained herein; PROVIDED that in determining the amount of Eligible Inventory for the Borrower, there shall be excluded (to the extent not excluded above):
      (i) finished goods which are not held by the Borrower for sale as Inventory in the ordinary course of the Borrower's business as presently conducted by it or which are obsolete, not in good condition, not of merchantable quality or not saleable in the ordinary course of the Borrower's business or which are subject to defects which would affect their market value; (ii) supplies (other than raw materials); (iii) work in process, as determined by the Lender in its sole discretion;
      (iv) goods not present in the United States of America; (v) goods returned or rejected by the Borrower's customer (other than goods that are undamaged and resalable in the normal course of business);
      (vi) goods to be returned to the Borrower's suppliers; (vii) goods in transit to third parties (other than the Borrower's agents or warehouses); (viii) Inventory which the Lender, in its sole discretion, determines to be unacceptable due to age, type, category, or quantity;
      (ix) Inventory in the possession of any Person other than the Borrower;
      (x) Inventory which is not free of all Liens or other claims (other than the Liens in favor of the Lender hereunder); and (xi) any reserve required by the Lender in its sole discretion for special order goods, market value declines and bill and hold (deferred payment) or consignment sales.

            "ENVIRONMENTAL LAW" means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions (including, without limitation, CERCLA and CERCLIS) relating to the environment or to emissions, discharges, releases or threatened releases of PCBs, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

            "EQUIPMENT" has the meaning set forth in Section 2.15.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as heretofore or hereafter amended, or any successor statute.

            "EVENT OF DEFAULT" has the meaning set forth in Section 6.1.

            "FINAL BORROWING ORDER" means an order of the Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(c)(2) in the form reasonably approved by the Lender.

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            "FINANCING DOCUMENTS" means this Agreement, the Note, the Orders and the Bank's reimbursement agreement, application for letter of credit or other like document with respect to Letters of Credit.

            "FISCAL YEAR" means a fiscal year of the Borrower, I.E., the twelve month period ending on December 31, 1994 and the fifty two/fifty three week period ending on December 30, 1995, as the case may be.

            "FOREIGN OPERATING SUBSIDIARIES" shall mean the Subsidiaries identified as such on Schedule B.

            "FOREIGN SUBSIDIARY" means any Subsidiary of the Borrower which is not incorporated under the laws of a state of the United States or of the District of Columbia.

            "GAAP" means the generally accepted accounting principles in the United States of America which are applicable on the date hereof to the circumstances as of the date hereof.

            "GOVERNMENTAL BODY" shall mean any Federal, state or local governmental or monetary authority or regulatory body, any subdivision, agency, commission or authority thereof (including, without limitation, environmental protection, planning and zoning), or any quasi-governmental or private body exercising any regulatory authority thereunder and any Person directly or indirectly owned by and subject to the control of any of the foregoing, or any court, arbitrator or other judicial or quasi-judicial tribunal.

            "GOVERNMENTAL RULE" means any statute, law, treaty, rule, code, ordinance, regulation, permit, certificate or order of any Governmental Body or any judgment, decree, injunction, writ, order or like action of any Governmental Body (whether or not having the force of law).

            "GUARANTY" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person with respect to the Debt of such other Person.

            "HAZARDOUS MATERIAL" has the meaning set forth in Section
      4.17(a).

            "INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrower and its Domestic Operating Subsidiaries determined on a consolidated basis with respect to all outstanding Debt of the Borrower and its Domestic Operating Subsidiaries.

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            "INTERIM ORDER" means an order of the Court entered in the
      Chapter 11 Case after an interim hearing under Bankruptcy Rule 4001(c)(2) in the form attached as Exhibit VI with any modifications approved by the Lender.

            "INVENTORY" means, with respect to any Person, all of such Person's present and hereafter acquired or created merchandise, inventory and goods held for sale or lease, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same; in all stages of production - from raw materials through work-in-process to finished goods - and all proceeds and products thereof of whatever sort.

            "INVESTMENT" means any investment by any Person in any other Person, whether by means of share purchase, capital contribution, loan, time deposit, acquisition of substantially all of the assets or business of such other Person by purchase, merger, consolidation or other form of acquisition of the operating assets or business of such other Person, or otherwise.

            "LAWS" means all applicable statutes, laws, ordinances, regulations, orders, judgments, writs, injunctions or decrees of any state, commonwealth, nation, territory, possession, province, county, parish, town, township, village, municipality or tribunal; and "LAW" means each of the foregoing.

            "LEASED REAL PROPERTY" means any real property used or occupied by the Borrower and/or any Subsidiary of the Borrower, or which the Borrower and/or any Subsidiary of the Borrower, has the right to use or occupy, now or in the future, pursuant to any Real Property Lease. Any reference to the "assets" and/or "properties" of the Borrower or any Subsidiary of the Borrower shall include without limitation the "Leased Real Property."

            "LENDER" means The CIT Group/Business Credit, Inc., as Lender, and its successors and assigns.

            "LETTER OF CREDIT" means any standby letter of credit issued with the assistance of the Lender by the Bank for the account of the Borrower in accordance with Section 2.11, for the purpose of supporting
      (i) workers' compensation liabilities of the Borrower, (ii) the obligations of third party insurers of the Borrower arising by virtue of the laws of any jurisdiction requiring third party insurers,
      (iii) obligations with respect to Capital Leases or operating leases of the Borrower arising after the Petition Date, and (iv) payment, deposit and surety obligations of the Borrower in any case made in the ordinary course of business. Notwithstanding the foregoing, no Letter of Credit shall be issued to support any Debt or other obligations of the Borrower or any of its Subsidiaries arising prior to the Petition Date or any Debt or other obligations in respect of which the Borrower is prohibited by Section 5.14 from using the proceeds of Borrowings to pay or otherwise satisfy.

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            "LETTER OF CREDIT LIABILITIES" means, at any time and in respect of any Letter of Credit, the sum, without duplication, of (i) the maximum amount available for drawing at anytime under such Letter of Credit PLUS (ii) the aggregate unpaid amount of all Reimbursement Obligations at the time due and payable in respect of previous drawings made under such Letter of Credit.

            "LETTER OF CREDIT NOTICE" means a notice in substantially the form of Exhibit III hereto.

            "LETTERS OF CREDIT GUARANTY" shall mean the guaranty delivered by the Lender to the Bank of the Borrower's reimbursement obligation under the Bank's reimbursement agreement, application for letter of credit or other like document with respect to the Letters of Credit.

            "LIEN" means, with respect to any asset (including, without limitation, any Real Property), any mortgage, lien (statutory or other), pledge, charge, security interest, claim, Capital Lease, sublease of a Capital Lease, deed of trust, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement or encumbrance, restriction or other limitation of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

            "LOAN" means a loan made by the Lender on or after the Closing Date pursuant to Section 2.1(a).

            "LOAN CLOSING FEE" shall mean the non-refundable fee payable to the Lender in accordance with, and pursuant to, the provisions of
      Section 2.5(b) of this Agreement.

            "MATURITY DATE" means the earlier of: (i) the date that is twenty four months after the date of the Petition Date and (ii) the date a plan of reorganization in the Chapter 11 Case becomes effective.

            "MULTIEMPLOYER PLAN" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "NEGOTIABLE DOCUMENT OF TITLE" has the meaning set forth in
      Section 2.15.

            "NET CASH PROCEEDS" means, with respect to any asset sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such asset sale, net of the direct costs of such sale and taxes paid with respect to such proceeds.

            "NET INCOME" means, for any period, the net income (or loss) of the Borrower and its Domestic Operating Subsidiaries (excluding any extraordinary gains or losses) for such period determined on a consolidated basis in accordance with GAAP.

            "NOTE" means the promissory note of the Borrower, substantially in the form of Exhibit I hereto, to the order of the Lender evidencing the obligation of the Borrower to repay the Loans made to it by the Lender.

            "NOTICE OF BORROWING" has the meaning set forth in Section 2.2(a).

            "OBLIGATIONS" means all amounts (whether for principal, interest, fees, expenses, Reimbursement Obligations or otherwise) owed by the Borrower hereunder or under the other Financing Documents.

            "OFFICER'S CERTIFICATE" means a certificate of the Borrower or any of its Subsidiaries, as the case may be, executed by its President, Chief Financial Officer, Chief Accounting Officer or Treasurer as specified herein; PROVIDED that every Officer's Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officer's Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation, if any, as is necessary in the sole judgment of the signers to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

            "ORDERS" means the Interim Order and the Final Borrowing Order.

            "OSHA" has the meaning set forth in Section 4.8.

            "OTHER TAXES" has the meaning set forth in Section 2.12(b).

            "OWNED REAL PROPERTY" means all of the real property now owned or hereafter acquired by the Borrower and/or any Domestic Subsidiary of the Borrower. Any reference to the "assets" and/or "properties" of the Borrower or any Domestic Subsidiary of the Borrower shall include without limitation the "Owned Real Property."

            "PARTICIPANT" has the meaning set forth in Section 7.6(b).

            "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

            "PCB" means polychlorinated biphenyls.

            "PERIL" means, collectively or individually, fire, lightning, flood, earthquake, windstorm, hail, locusts, brimstone, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and all other perils covered by the "all-risk" endorsement then in use in the state or country in which the applicable portion of the Real Property is located.

            "PERMITTED INVESTMENTS" means, as at any date of determination,
      (i) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within thirty (30) days from such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within thirty (30) days from such date and, at the time of acquisition thereof, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than thirty (30) days from such date and, at the time of acquisition thereof, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; and (iv) certificates of deposit (whether or not Eurodollar in nature) bankers' acceptances, repurchase agreements, reverse repurchase agreements, Eurodollar time deposits maturing within one month from the date of acquisition thereof issued by (x) the Bank, (y) any other bank mutually acceptable to the Borrower and the Lender or (z) the Lender; PROVIDED that in order to provide the Lender with a perfected security interest therein, each Permitted Investment described above shall be either:

            (a) evidenced by negotiable certificates or instruments, or if non-negotiable then issued in the name of the Lender, its nominee, its custodian or the nominee of its custodian, which (together with any appropriate instruments of transfer) are delivered to, and held by, the Lender (or its nominee, its custodian or its custodian's nominee) or any agent thereof (which shall not be the Borrower or any of its Affiliates); or

            (b) in book-entry form and issued by the United States and subject to pledge under applicable state law and Treasury regulations and as to which (in the opinion of counsel to the Lender) appropriate measures shall have been taken for perfection of such security interests.

            "PERMITTED LIENS" means the following encumbrances and claims against the Borrower or one of its Subsidiaries in whose assets such Lien has arisen: (i) Liens (other than a Lien imposed pursuant to Sections 401(a)(29) or 412(n) of the Code or by ERISA) for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workers' compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing utility payments, bids, tenders, contracts (other than contracts for the payment of borrowed money) or leases to which the Borrower or any of its Subsidiaries is a party as lessee, made in the ordinary course of business;

      (iv) deposits securing public or statutory obligations of the Borrower or any of its Subsidiaries; (v) workers', mechanics', suppliers', carriers', landlords', warehousemen's or other similar liens arising in the ordinary course of business and securing obligations that are either (a) not more than 30 days past the date such obligation first became due and payable or
      (b) being contested in good faith and, if required according to GAAP, appropriately reserved for on the books of the Borrower or any of its Subsidiaries; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which the Borrower or any of its Subsidiaries is a party; (vii) any attachment or judgment Liens securing the payment of money not exceeding $50,000 in the aggregate, unless the judgment it secures shall not (x) within 60 days after the entry thereof, have been discharged, (y) have been stayed pending appeal, or (z) have been discharged within 60 days after the expiration of any such stay;
      (viii) the Liens in favor of the Lender hereunder with respect to the Collateral; (ix) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (x) any interest or title of a lessor under any lease permitted by this Agreement and any lease or sublease granted to others (and permitted by this Agreement) to the extent the granting or existence of such lease or sublease would not have a material adverse effect on the Borrower or any of its Subsidiaries or on the ability of the Lender to enforce its rights under the Financing Documents; (xi) Liens arising from UCC financing statements regarding leases permitted by this Agreement; (xii) such other Liens as from time to time may be approved in writing by the Lender; PROVIDED that the amount of any pledges and/or deposits permitted by clauses (ii), (iii), (iv) and (vi) above shall not exceed in the aggregate for all such clauses $2,000,000; PROVIDED, FURTHER, that none of the foregoing (other than, in the case of Inventory only, Liens in favor of carriers, landlords and warehousemen incurred in the ordinary course of business consistent with past practice which secure obligations not more than 30 days past the date such obligations first become due and payable) shall be a "Permitted Lien" to the extent it constitutes a Lien on any Account or on any Inventory; PROVIDED STILL FURTHER that none of the foregoing Liens shall be senior to the Liens created pursuant to the Orders under Section 364(d) of the Bankruptcy
      Code in the assets of the Borrower securing the obligations arising under this Agreement and the other Financing Documents.

            "PERSON" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "PETITION DATE" has the meaning assigned to it in the recital clauses hereof.

            "PLAN" means any employee benefit plan which is covered by ERISA and in respect of which the Borrower or any of its Subsidiaries or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA. For purposes of Section 6.1(m), all references to "Plan" shall include any employee benefit plan maintained by the Borrower or any of its Subsidiaries or any Commonly Controlled Entity in a jurisdiction outside of the United States.

            "PLEDGED STOCK" shall mean the shares of stock and/or partnership interests pledged to the Lender under Section 2.14.

            "PRE-PETITION INDEBTEDNESS" has the meaning assigned to it in
      Section 5.6(a)(ii).

            "PRINCIPAL REAL PROPERTY LEASES" has the meaning set forth in
      Section 5.20(b).

            "PROHIBITED TRANSACTION" means a prohibited transaction as defined in Section 4975(c) of the Code or within the meaning of Section 406 of ERISA.

            "PROJECTIONS" has the meaning set forth in Section 4.4(b).

            "PURCHASER" has the meaning set forth in Section 7.6(c).

            "QUALIFICATION" means, with respect to any certificate covering financial statements, a qualification to such certificate (such as a "subject to" or "except for" statement therein) (i) resulting from a limitation on the scope of examination of such financial statements or the underlying data, or (ii) which could be eliminated by changes in financial statements or notes thereto covered by such certificate (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would occasion a Default or Event of Default; PROVIDED that, without limitation, none of the following shall constitute a Qualification: (a) a consistency exception relating to a change in accounting principles with which the independent public accountants for the Person whose financial statements are being certified have concurred or (b) a qualification relating to the outcome or disposition of threatened litigation, pending litigation being contested in good faith, pending or threatened claims or other contingencies, the impact of which litigation, claims or contingencies cannot be determined with sufficient certainty to permit quantification in such financial statements or (c) a qualification based solely on the Chapter 11 Case.

            "REAL PROPERTY" means the Owned Real Property and the Leased Real Property.

            "REAL PROPERTY LEASE" means any lease, sublease, license or other similar agreement now or hereafter entered into by the Borrower or any Subsidiary of the Borrower pursuant to which the Borrower or any Subsidiary of the Borrower uses or occupies, or has the right to use or occupy, now or in the future, any real property.

            "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "REIMBURSEMENT OBLIGATIONS" means, at any date, the obligations of the Borrower then outstanding, or which may thereafter arise in respect of Letters of Credit then outstanding, under Section 2.11 to reimburse (i) the Bank for the amount paid by the Bank in respect of a drawing under a Letter of Credit or (ii) (without duplication) the Lender for payments made by the Lender pursuant to the Letters of Credit Guaranty in respect of any amount paid by the Bank in respect of a drawing under a Letter of Credit.

            "RELATED CONTRACTS" has the meaning set forth in Section 2.15.

            "RELEASE" has the meaning set forth in Section 4.17(a).

            "REORGANIZATION PLAN" means a plan of reorganization in the Chapter 11 Case providing for the payment in full in cash of all amounts owed under this Agreement on the effective date of such plan of reorganization or such other treatment of claims approved by the Lender in writing to the extent not paid previously pursuant to the Orders.

            "REPORTABLE EVENT" means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .18, .19, or .20 of PBGC Reg. SECTION 2615.

            "RESPONSIBLE OFFICER" shall mean each of the Chairman, the President, the Controller, the Treasurer, the Chief Financial Officer and any Vice President.

            "RESTRICTED PAYMENT" means, with respect to the Borrower or any of its Domestic Subsidiaries (i) any dividend or other distribution, whether direct or indirect, on, or payment of cash or other property in respect of, any shares of its capital stock (except dividends payable by a Subsidiary to the Borrower or a Wholly-Owned Subsidiary of the Borrower); (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of its capital stock,
      (b) any option, warrant or other right to acquire shares of its capital stock or subordinated Debt issued by the Borrower or such Subsidiary or
      (c) any subordinated Debt issued by the Borrower or such Subsidiary (including, without limitation, any payment, prepayment, defeasance, redemption, purchase pursuant to tender offer or other acquisition or retirement for value prior to or at its scheduled maturity); (iii) any principal, interest or premium payment on subordinated Debt issued by the Borrower or such Subsidiary; (iv) any Investment in or Guaranty on behalf of, directly or indirectly, any Foreign Subsidiary except as permitted by Section 5.06 or Section 5.12; or (v) any payment to any officer, director or employee of the Borrower or such Subsidiary that constitutes a "bonus" that is otherwise not required to be paid under the terms of employment of such officer, director or employee, unless such payment does not exceed $2,000,000 in aggregate per year to all such officers, directors and employees; PROVIDED, HOWEVER, that with respect to clause (v) hereof it is understood that any agreement to make payments after confirmation of the Reorganization Plan shall not constitute a declaration in violation of Section 5.10.

            "REVENUES" has the meaning set forth in Section 5.24(b).

            "SINGLE EMPLOYER PLAN" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

            "SUBSIDIARY" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

            "TAXES" shall have the meaning set forth in Section 2.12(a).

            "TERMINATION DATE" means the earliest of:  (i) the Maturity
      Date; (ii) the date that the Lender elects pursuant to Section 6.2 to terminate the Borrower's right to make Borrowings or have Letters of Credit issued for its account; (iii) the date of prepayment in full by the Borrower of the Loans and all other obligations of the Borrower under the Financing Documents, including Letter of Credit Liabilities, and termination of the Commitment in accordance with the provisions of
      Section 2.6; (iv) the date that is 30 days after the Petition Date, if neither the Interim Order (if interim relief is sought) nor the Final Borrowing Order has been entered by the Court by such date or such later date as is approved in writing by the Lender; and (v) in the event the Interim Order is entered in accordance with the foregoing clause (iv), the date that is 60 days after the Petition Date if the Final Borrowing Order has not been entered by the Court by such date or such later date as is approved in writing by the Lender.

            "TRANSFEREE" has the meaning set forth in Section 7.6(d).

            "UCC" means the Uniform Commercial Code in effect from time to time in the State of California or in any other applicable state.

            "WHOLLY-OWNED SUBSIDIARY" means any Subsidiary all of the shares of capital stock of which (except directors' qualifying shares) are at the time directly or indirectly owned by another Person.

      SECTION 1.2. ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes in accordance with Section 5.13 concurred in by the Borrower's independent public accountants) with the most recent audited financial statements of the Borrower delivered to the Lender.

      SECTION 1.3. SINGULAR AND PLURAL TERMS. Defined terms used herein in the singular shall include the plural and vice versa.

                                   ARTICLE 2
                                  THE CREDITS

      SECTION 2.1.      COMMITMENTS TO LEND.

            The Lender agrees, on the terms and conditions set forth in this Agreement, from time to time during the Availability Period, to make Loans to and to guaranty the issuance of Letters of Credit for the account of the Borrower pursuant to the Letters of Credit Guaranty in an aggregate principal amount at any one time outstanding up to but not exceeding the Commitment which amount on the Closing Date shall equal the lesser of (i) $35,000,000, and (ii) the amount authorized in the Interim Order; PROVIDED that no Loan shall be made hereunder if, after giving effect thereto and to the application of proceeds thereof and to any other actual or planned disbursements by the Borrower on the date such Loan is requested to be made (or within the next Business Day), the Borrower and its Domestic Subsidiaries would have available in any of their respective Deposit Accounts or disbursement accounts (including, without limitation, the Controlled Depository Accounts, but only to the extent of the excess of such amounts held in such Controlled Depository Accounts over the amount of Actual Obligations as at such date of determination) cash and cash equivalents, together with Permitted Investments held by the Borrower and its Domestic Subsidiaries, in an aggregate amount in excess of $1,000,000. The aggregate principal amount outstanding at any time of Loans PLUS Letter of Credit Liabilities shall not exceed the lesser of
(i) the Commitment then in effect and (ii) the Borrowing Base then in effect.

      SECTION 2.2.      METHOD OF BORROWING.

      (a) The Borrower shall give the Lender notice (a "NOTICE OF BORROWING"), telephonically or in the form attached hereto as Exhibit II, not later than 1:30 P.M. (New York City time) on the Business Day that the Borrower desires the Lender make a Loan specifying:

            (i)   the date of such Loan, which shall be a Business Day;

            (ii)  the amount of such Loan; and

            (iii) the aggregate principal amount of Loans outstanding after giving effect to the proposed Loan.

      (b) Any such telephonic notice shall be confirmed in writing no later than 1:30 P.M. (New York City time) on the applicable funding date if so requested by the Lender.

      (c)   Such Notice of Borrowing shall not be revocable by the Borrower.

      (d) Unless the Lender determines that any applicable condition specified in Article 3 has not been satisfied, the Lender will make funds available to the Borrower by crediting the Borrower's Account with the aggregate amount of the Loan.

      (e) The Lender shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this Section 2.2, and upon funding of Loans by the Lender in accordance with this Agreement pursuant to any such telephonic notice the Lender shall have effected Loans hereunder.

      (f) The Borrower shall notify the Lender prior to the funding of any Loans in the event that any of the matters to which the Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable funding date, and the acceptance by the Borrower of the proceeds of any Loans shall constitute a re-certification by the Borrower, as of the applicable funding date, as to the matters to which the Borrower is required to certify in the applicable Notice of Borrowing.

      SECTION 2.3.      THE NOTE.

      (a) The Loans of the Lender shall be evidenced by a Note in substantially the form of Exhibit I, payable to the order of the Lender in an amount equal to the amount of $35,000,000.

      (b) The Lender shall record on its books, and shall endorse on the schedule forming a part thereof appropriate notations to evidence the date and amount of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto; PROVIDED that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any other Financing Document. The Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

      SECTION 2.4.      INTEREST RATES.

      (a) Except as set forth in Subsection 2.4(c), each Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of one percent (1%) PLUS the Bank of America Rate. Any change in the Bank of America Rate shall be effective as of the first of the month following any change. Such interest shall be payable in arrears (a) on the last day of each month and (b) on the Termination Date.

      (b) The Lender shall determine the interest rate applicable to the Loans hereunder. Interest shall be computed, for all Loans, on the basis of a year of 360 days, in each case for the actual number of days elapsed.

      (c) Upon the occurrence and during the continuance of an Event of Default, all unpaid amounts, whether of principal or interest, then outstanding and whether or not then due, shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to the sum of four percent (4%) PLUS the Bank of America Rate for such day. Such interest shall be in lieu of interest that would otherwise accrue pursuant to Section 2.4(a).

      SECTION 2.5.      FEES.

      (a) Subject to the immediately succeeding sentence, the Borrower shall pay to the Lender a DIP Line of Credit Fee at the rate of 1/2 of 1% per annum computed on the basis of a year of 360 days and paid for the actual number of days elapsed on the unused portion of the Commitment (determined by multiplying the difference between $35,000,000 (or such lower amount as a result of a reduction or reductions pursuant to Section 2.6) and the average daily balance of outstanding Loans and Letter of Credit Liabilities for each month) for the period from and including the Closing Date to but excluding the Termination Date, which shall be payable monthly in arrears (A) on the last day of each month prior to the Termination Date and (B) on the Termination Date. The Borrower agrees that the DIP Line of Credit Fee shall be payable with respect to the unused portion of $35,000,000 (or such lower amount as a result of a reduction or reductions pursuant to Section 2.6) regardless of any conditions precedent set forth herein to the Borrower's ability to borrow or limitations set forth herein on the use of Loan proceeds or on the principal amount of Loans or Letter of Credit Liabilities that may be outstanding at any time or for any particular purpose.

      (b) To induce the Lender to enter into this Agreement and to extend to the Company the Loans the Borrower shall pay to the Lender a Loan Closing Fee in the amount of $350,000 payable on the Closing Date. The commitment fee of $175,000 referred to in the Commitment Letter, dated November 22, 1993 between the Borrower and the Lender (the "COMMITMENT LETTER") will, on the Closing Date, be credited to the Loan Closing Fee.

      (c) On the Closing Date and on each Anniversary Date the Borrower shall pay to the Lender an Administrative Fee in advance in the amount of $25,000, which Administrative Fee shall be non-refundable.

      SECTION 2.6. OPTIONAL REDUCTION OR TERMINATION OF THE COMMITMENT. On or after the Closing Date, the Borrower may, upon at least five Business Days' notice to the Lender, terminate at any time, or ratably reduce from time to time by an aggregate amount of $1,000,000 or any multiple of $1,000,000 in excess thereof the unused portion of the Commitment. Any such reduction or termination shall be irrevocable from and after the date of the Borrower's notice thereof. If the Commitment is terminated in its entirety, any accrued Commitment Fee thereon shall be payable on the effective date of such termination.

      SECTION 2.7.      MANDATORY REDUCTION OF THE COMMITMENT.

      To the extent not theretofore terminated pursuant to the other provisions of this Agreement, the Commitment shall terminate on the Termination Date and all Loans then outstanding shall be due and payable on such date together with accrued interest thereon and all other amounts due and payable hereunder or under any of the other Financing Documents and all outstanding Letters of Credit shall be replaced and returned to the Bank undrawn and marked cancelled; PROVIDED that the Borrower shall pay to the Lender in respect of any Letter of Credit that is not returned for cancellation an amount equal to all Letter of Credit Liabilities relating to such Letter of Credit or the Borrower shall deposit with the Lender cash as collateral in an amount equal to the maximum amount available for drawing under such Letter of Credit.

      SECTION 2.8. MANDATORY PREPAYMENTS AND CASH COLLATERALIZATION OF LETTERS OF CREDIT.

      (a) On the date of any reduction of the Commitment pursuant to Section 2.6, the Borrower shall prepay the Loans, together with accrued interest on the principal amount prepaid, and any other fees and expenses due and owing to the extent (if any) required so that the sum of the aggregate principal amount of Loans remaining outstanding immediately after such prepayment PLUS the aggregate Letter of Credit Liabilities not cash collateralized then in effect will not exceed the aggregate amount of the Commitment after giving effect to such reduction. If on any date of determination of the Borrowing Base, the principal amount of Loans and Letter of Credit Liabilities outstanding exceeds the Borrowing Base then in effect, the Borrower shall prepay Loans, together with accrued interest on the principal amount prepaid, and any other fees and expenses due and owing, and cash collateralize Letters of Credit, to the extent required, so that the principal amount of Loans and Letters of Credit Liabilities not so cash collateralized remaining outstanding immediately after such prepayment and cash collateralization will not exceed the Borrowing Base. The Borrower hereby irrevocably instructs the Lender to apply all Revenues transferred to the Lender in accordance with Section 5.24(b) to prepay the Loans, together with accrued interest on the principal amount prepaid, and any fees or expenses to the extent such fees or expenses are due and owing. In the event that all of the obligations arising under this Agreement and the other Financing Documents (including all Letter of Credit Liabilities) have been paid in full in cash or, with respect to Letter of Credit Liabilities, cash collateralized and the Commitment has been terminated, to the extent that any amounts held hereunder as cash collateral for Letters of Credit exceed the aggregate stated amount of all Letters of Credit issued hereunder that remain outstanding PLUS the amount of all unpaid fees that have accrued or would accrue pursuant to Section 2.11(c) in respect of such Letters of Credit through the expiry date thereof, the portion of such cash collateral that exceeds the sum of such stated amounts and unpaid fees shall be paid over to the Borrower.

      (b) If the Commitment reduction described in Section 2.6 would result in the outstanding Commitment being reduced below the then outstanding Letter of Credit Liabilities, and the Loans have been repaid in full in accordance with the provisions of Section 2.8, then, in such event (i) the Borrower shall pay to the Lender on the date such reduction would otherwise occur under
Section 2.6, in immediately available funds (which funds shall be held as collateral hereunder), an amount (the "CASH COLLATERAL AMOUNT") equal to one hundred and five percent (105%) of the excess of the aggregate of then outstanding Letter of Credit Liabilities over the Commitment as such Commitment otherwise would be reduced, (ii) such Cash Collateral Amount shall be applied to pay any Reimbursement Obligations with respect to such Letters of Credit as such obligations occur, (iii) on the date or dates such Letters of Credit expire and all Reimbursement Obligations with respect thereto have been paid, so long as no Default shall have occurred and be continuing, an amount equal to the face amount of such expiring Letters of Credit (less the amount of any Reimbursement Obligations paid with respect thereto) shall be paid from the Cash Collateral Amount to the Borrower's Account and (iv) such reduction of the Commitment shall be deemed to occur on the date or dates such Letters of Credit expire and all Reimbursement Obligations with respect thereto have been paid.

      SECTION 2.9.      CAPITAL ADEQUACY.

      (a) If the Lender shall have reasonably determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report on the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", including ,without limitation, the capital adequacy guidelines adopted by the Federal Reserve Board and the Comptroller of the Currency on January 27, 1989, or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Body, central bank or comparable agency charge with the interpretation or administration thereof, or compliance by the Lender (or any lending office of the Lender) or the Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Body, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company as a consequence of its obligations under this Agreement to a level below that which the Lender or the Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time the Borrower shall pay to the Lender, on demand, such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.

      (b) In the event that any amounts are owing by the Borrower to the Lender pursuant to this Section 2.9, the Lender shall promptly upon determining such amounts deliver to the Borrower a certificate, in reasonable detail, explaining the basis upon which such amounts have been determined to be owing, which determination shall be conclusive absent manifest error, and the Lender's certification that it is using reasonable efforts to collect comparable amounts from similarly situated borrowers having similar credit relationships with the Lender under documentation which gives the Lender substantially the same rights with respect to such increased costs or reductions or payments with respect to capital adequacy as set forth in this
Section 2.9.

      (c) Failure on the part of the Lender to demand compensation for any reduction in return on capital for any period shall not constitute a waiver of the Lender's rights to demand compensation for any reduction in return on capital during any other period. The protection of this Section shall be available to the Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed. The covenants of the Borrower contained in this Section 2.9 shall survive termination of this Agreement and payment in full of its obligations hereunder.

      SECTION 2.10.     GENERAL PROVISIONS AS TO PAYMENTS AND DISBURSEMENTS.

      (a)   The Lender shall maintain a separate loan account (the
"BORROWER'S ACCOUNT") on its books in the Borrower's name in which the Borrower will be charged with Loans made by the Lender to it hereunder and with any other obligations of the Borrower hereunder. The Borrower hereby authorizes the Lender to, and the Lender may, from time to time charge the Borrower's Account with any interest, fees, expenses or other amounts that are due and payable under this Agreement. The Borrower confirms that any charges which the Lender may so make to the Borrower's Account as herein provided will be made as an accommodation to the Borrower and solely at the Lender's discretion.

      (b) All funds in the Controlled Depository Accounts shall be transferred daily into the Cash Concentration Account. The Lender shall apply funds in the Cash Concentration Account daily to pay in full or, if insufficient funds are available in the Cash Concentration Account to pay in full, to pay in part to the extent of such available funds, the balance owed to the Lender in the Borrower's Account.

      (c) After the end of each month, the Lender shall promptly send the Borrower a statement showing the accounting for the charges, Loans, and other transactions occurring between the Lender and the Borrower during that month. The monthly statements shall be deemed correct and binding upon the Borrower absent manifest error and shall constitute an account stated between the Borrower and the Lender unless the Lender receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

      SECTION 2.11.     LETTERS OF CREDIT.

      (a) In order to assist the Borrower in establishing or opening Letters of Credit with the Bank, the Borrower has requested the Lender to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending the Lender's credit to the Borrower, and the Lender has agreed to do so. These arrangements shall be handled by the Lender subject to the terms and conditions set forth below. Subject to the terms and conditions hereof, up to $5,000,000 of the aggregate amount of the Commitment shall be available for the issuance of the Letters of Credit Guaranty with respect to Letters of Credit issued by the Bank for the account of the Borrower for the purposes set forth in the definition of "Letter of Credit," which Letters of Credit shall be issued, upon the request of the Borrower to the Lender, upon the terms and conditions set forth in this Section 2.11.

      (b) The Borrower shall give the Lender at least five Business Days' prior notice, in the form of Exhibit III hereto (effective upon receipt), specifying the date each Letter of Credit is to be issued and describing the proposed terms of such Letter of Credit, including, without limitation, the face amount, beneficiary and expiry date and the nature of the transactions proposed to be supported thereby. The issuance by the Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that such Letter of Credit shall be for a purpose specified in the definition of "Letter of Credit," and in such form, contain such terms and support such transactions as shall be reasonably satisfactory to the Bank and the Lender, and that the Borrower shall have executed and delivered such application and agreement for letter of credit, if any, as the Bank may request and a Letter of Credit Notice to the Lender in the form attached as Exhibit III, and such other instruments and agreements relating to such Letter of Credit as the Bank or the Lender shall have reasonably requested. No Letter of Credit shall have a term extending beyond the earlier of (i) one year after the date of issuance thereof and (ii) 5 Business Days prior to the Maturity Date. The aggregate amount of Letter of Credit Liabilities shall at no time exceed $5,000,000.

      (c) In consideration of the Letters of Credit Guaranty of the Lender, the Borrower shall pay the Lender a Letter of Credit fee which shall be an amount equal to one percent (1%) per annum, on the face amount of each Letter of Credit, payable semi-annually in advance, less the amount of any and all amounts previously drawn under such Letter of Credit. Any charges, fees, commissions, costs and expenses charged to the Lender by the Bank in connection with or arising out of Letters of Credit issued pursuant to this Agreement or out of transactions relating thereto will be charged to the Borrower's Account in full when charged to or paid by the Lender and when made by the Lender shall be conclusive on the Borrower. All fees due under this
Section 2.11(c) shall be computed on the basis of a year of 360 days, in each case for the actual number of days elapsed (including the first day but excluding the last day).

      (d) On each day during the period commencing with the date of issuance by the Bank of any Letter of Credit and until such Letter of Credit shall have expired, terminated or been fully drawn and reimbursed, the Commitment shall be deemed to be utilized for all purposes hereof in an amount equal to the Letter of Credit Liabilities with respect to such Letter of Credit.

      (e) The Lender shall have the right, without notice to the Borrower, to charge the Borrower's Account with the amount of any and all indebtedness, liability or obligation of any kind outstanding under the Letters of Credit upon payment by the Lender under the Letters of Credit Guaranty. Any amount charged to Borrower's Account hereunder shall be deemed a Loan hereunder and shall incur interest at the rate provided in Section 2.4 of this Agreement.

      (f) Upon any payments made to the Bank under the Letters of Credit Guaranty, the Lender shall acquire by subrogation any rights, remedies, duties or obligations granted or undertaken by the Borrower to the Bank in any application for a Letter of Credit, any reimbursement agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Lender and apply in all respects to the Lender and shall be in addition to any rights, remedies, duties or obligations contained herein.

      (g) The Borrower unconditionally indemnifies the Lender and holds the Lender harmless from any and all loss, claim or liability incurred by the Lender arising from any transactions or occurrences relating to Letters of Credit established or opened for the Borrower's account, the Collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, or any claim arising under the Letters of Credit Guaranty, including any such loss or claim due to any action taken by the Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Lender. The Borrower further agrees to indemnify and hold the Lender harmless from any errors or omissions, negligence or misconduct by the Bank. The Borrower's unconditional obligation to the Lender hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of the Lender's gross negligence or willful misconduct. The Borrower agrees that any charges incurred by the Lender for the Borrower's account by the Bank shall be conclusive on the Lender and may be charged to the Borrower's Account.

      SECTION 2.12.     TAXES ON PAYMENTS.

      (a) Any and all payments by the Borrower hereunder and under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, income and franchise taxes based on or measured by the net income of the Lender (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES"). If the Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender, (i) the Borrower shall increase the sum payable as may be necessary so that after making all required deductions, the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority for the account of the Lender, in accordance with applicable Law, and (iv) as promptly as possible thereafter, the Borrower shall send the Lender evidence showing payment thereof, together with additional documentary evidence as the Lender may from time to time require.

      (b) In addition, the Borrower agrees to pay any present or future stamp or documentary or mortgage recording taxes or any other excise or property taxes, recording or other charges or similar levies which arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Note (hereinafter referred to as "OTHER TAXES").

      (c) The Borrower will indemnify the Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; PROVIDED, HOWEVER, that in the event such Taxes are incorrectly or illegally assessed or if the Lender contests the assessment of such Taxes, the Lender shall refund, to the extent of any refund made to the Lender, any amounts paid by the Borrower under this Section 2.12(c) in respect of such Taxes. Amounts payable by the Borrower under this
Section 2.12(c) shall be paid within 30 days after the date the Lender makes written demand therefor.

      SECTION 2.13. SUPERPRIORITY NATURE OF OBLIGATIONS. All obligations of the Borrower under the Financing Documents (including, but not limited to, the obligation to pay principal, interest, fees, costs, charges and expenses, including counsel fees) shall be paid when due, without defense, offset, reduction or counterclaim, and shall constitute claims to the full extent thereof against the Borrower arising under Section 364(c)(1) of the Bankruptcy Code, with priority for such claims over any and all administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b) and 726 of the Bankruptcy Code,
PROVIDED THAT, upon the occurrence and during the continuation of an Event of Default or the exercise by Lender of its remedies after an Event of Default under this Agreement, such claims shall be subject to (i) unpaid professional fees and expenses in an aggregate amount (determined without regard to fees and expenses awarded or otherwise paid on an interim basis) not to exceed $400,000 per month and $2,500,000 in aggregate, and (ii) fees payable to the United States Trustee pursuant to 28 U.S.C. SECTION 1930(a)(6) (the fees and expenses described in clauses (i) and (ii), the "Carved Out Fees"); PROVIDED FURTHER THAT, the Borrower shall be permitted to pay administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of the Borrower's business without disgorgement or any claim for return and FURTHER PROVIDED THAT so long as no Event of Default shall have occurred and be continuing, and the Borrower shall also be permitted to pay those administrative expenses expressly permitted by the Agreement and compensation and reimbursement allowed and payable under Sections 330 and 331 of the Bankruptcy Code.

      SECTION 2.14.     PLEDGE OF STOCK.

      (a) As collateral for the obligations of the Borrower under the Financing Documents, the Borrower hereby pledges and grants to the Lender a security interest in (i) one hundred percent (100%) (or such lesser amount as is owned by the Borrower) of the shares of stock or partnership interests, as the case may be, of the Domestic Operating Subsidiaries now owned and hereafter acquired by the Borrower and (ii) sixty-five percent (65%) of the shares of stock or partnership interests, as the case may be, of the Foreign Operating Subsidiaries (excluding the stock of Hexcel Chemical Products Ltd. and Hexcel do Brasil Servicos S/K Ltda.) now owned directly and hereafter directly acquired by the Borrower. The Lender hereby agrees that the issuance of stock by Hexcel S.A. pursuant to an arms length transaction and the consideration for which is fair market value which issuance results in the percentage of shares of stock of Hexcel S.A. pledged hereunder being less than sixty-five percent (65%) shall not be a violation of this Agreement. The Borrower shall deliver to the Lender on or before the date of the Final Borrowing Order (i) the stock certificates, if any, evidencing the stock so pledged and duly executed stock powers in blank (ii) in the case of Foreign Operating Subsidiaries which have not issued any stock certificates, evidence of the pledge of such shares of stock pursuant to this Section 2.14(a) and
(iii) any certificates, documents or instruments evidencing the partnership interests so pledged.

      (b) The Borrower hereby agrees that, upon the request of the Lender and as additional collateral for the obligations of the Borrower under the Financing Documents, the Borrower shall cause its Subsidiaries to pledge and grant to the Lender a first priority, perfected security interest in all of the shares of stock or partnership interests, as the case may be, of the Domestic Operating Subsidiaries then owned and thereafter acquired by any Subsidiary of the Borrower and shall cause its Subsidiaries to execute such certificates, documents and agreements as shall be necessary in the reasonable opinion of the Lender to evidence, create and perfect such security interest. The Borrower shall cause its Subsidiaries to deliver to the Lender (i) the stock certificates evidencing the stock so pledged and duly executed stock powers in blank and (ii) any certificates, documents or instruments evidencing the partnership interests so pledged.

      (c) This Section 2.14 shall create a continuing security interest in the Pledged Stock and shall remain in full force and effect until the indefeasible payment in full in Dollars of the Obligations of the Borrower hereunder and the termination of the Commitment.

      SECTION 2.15. GRANT OF SECURITY. As collateral for the Obligations of the Borrower under the Financing Documents, the Borrower hereby assigns to the Lender, and hereby grants to the Lender a security interest in, all of the Borrower's right, title and interest in and to the following, in each case whether now or hereafter existing or in which the Borrower now has or hereafter acquires an interest and wherever the same may be located (together with the Pledged Stock, the "COLLATERAL"):

            (a) all equipment in all of its forms, all parts thereof and all accessions thereto (any and all such equipment, parts and accessions being the "EQUIPMENT");

            (b) all Inventory and all negotiable documents of title (including without limitation warehouse receipts, dock receipts and bills of lading) issued by any Person covering any Inventory (any such negotiable document of title being a "NEGOTIABLE DOCUMENT OF TITLE");

            (c) all Accounts and all rights in, to and under all security agreements, leases and other contracts securing or otherwise relating to any such Accounts, and all such security agreements, leases and other contracts being the "RELATED CONTRACTS");

            (d) the agreements listed in Schedules 4.14 and 4.22 hereto and all other agreements to which the Borrower is a party, as each such agreement may be amended, supplemented or otherwise modified from time to time (said agreements, as so amended, supplemented or otherwise modified, being referred to herein individually as an "ASSIGNED AGREEMENT" and collectively as the "ASSIGNED AGREEMENTS"), including without limitation (i) all rights of the Borrower to receive moneys due or to become due under or pursuant to the Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) all claims of the Borrower for damages arising out of any breach of or default under the Assigned Agreements, and (iv) all rights of the Borrower to terminate, amend, supplement, modify or exercise rights or options under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

            (e) all Deposit Accounts, including without limitation the Controlled Deposit Accounts and all disbursement accounts;

            (f) all trademarks, tradenames, tradesecrets, business names, patents, patent applications, licenses, copyrights, permits relating to intellectual property, registrations and franchise rights, and all goodwill associated with any of the foregoing;

            (g)   to the extent not included in any other paragraph of this
      Section 2.15, all other general intangibles (including without limitation tax refunds, rights to payment or performance, CHOSES IN ACTION and judgments taken on any rights or claims included in the Collateral);

            (h) all plant fixtures, business fixtures and other fixtures and storage and office facilities, and all accessions thereto and products thereof;

            (i) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

            (j) all proceeds, products, rents and profits of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not the Lender is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

      This Section 2.15 shall create a continuing security interest in the Collateral and shall remain in full force and effect until the indefeasible payment in full in Dollars of the Obligations of the Borrower and the termination of the Commitment.

      SECTION 2.16. CASH COLLATERAL. All cash, negotiable instruments, documents of title, securities, deposit accounts or other cash equivalents of the Borrower whenever acquired and the proceeds, products, rents or profits of property that constitute Collateral constitute the Lender's cash collateral as that term is used in Section 363 of the Bankruptcy Code (the "CASH COLLATERAL").


                                   ARTICLE 3
                                  CONDITIONS

      The obligation of the Lender to make any Loan is subject to the performance by the Borrower or of the Bank to issue a Letter of Credit on the occasion of a request therefor by the Borrower of all of its obligations under this Agreement and to the satisfaction of each of the following conditions:

      SECTION 3.1. EACH CREDIT EVENT. In the case of each Credit Event consisting of a new Loan or the issuance of a new Letter of Credit:

      (a)   receipt by the Lender of a Notice of Borrowing as required by
Section 2.2, or a request for issuance of a Letter of Credit as required by
Section 2.11, as the case may be, and, in the case of a request for issuance of a Letter of Credit, an Officer's Certificate of a Responsible Officer of the Borrower satisfactory in form and substance to the Lender, certifying that
(i) the representations and warranties contained herein are true and correct in all material respects on and as of the date hereof and with respect to the representations and warranties contained in Section 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.15, 4.16, 4.17, 4.19, 4.20, 4.25 and 4.26
hereto are true and correct in all material respects on and as of the date of the request for issuance of a Letter of Credit as if made on such date, unless limited to a prior date; (ii) the Borrower is in compliance with all of the terms and provisions set forth herein; and (iii) no Default, or any event which, with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred;

      (b) the date the Loan is to be made or the Letter of Credit is to be issued is a Business Day;

      (c)   (i) the sum of (w) the principal balance of the outstanding Loans,
(x) the aggregate Letter of Credit Liabilities, (y) the amount of the requested Loan and (z) the face amount of all requested Letters of Credit is equal to or less than the Commitment, (ii) the sum of (w) the principal balance of the outstanding Loans, (x) the aggregate Letter of Credit Liabilities, (y) the amount of the requested Loan and (z) the face amount of all requested Letters of Credit is equal to or less than the Borrowing Base and (iii) the Loan or the Letters of Credit requested shall not cause the sum of the principal balance of the Loans and the aggregate Letters of Credit Liabilities to exceed the amount then authorized by the Interim Order (if any) or the Final Borrowing Order, and either such Order shall be in full force and effect and shall not be stayed;

      (d) the fact that, immediately preceding and immediately after giving effect to such Loan or Letter of Credit, no Default or Event of Default shall have occurred and be continuing;

      (e) the fact that (i) on the Closing Date all of the representations and warranties of the Borrower in the Financing Documents shall be true and correct (unless waived by the Lender) and (ii) with respect to any Credit Event subsequent to the Closing Date, the representations and warranties of the Borrower contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8,
4.9, 4.10, 4.11, 4.15, 4.16, 4.17, 4.19, 4.20, 4.25 and 4.26 of this Agreement and in the letter of application for any Letter of Credit executed by the Borrower in connection with such Credit Event shall be true and correct in all material respects on and as of the date of such Credit Event as if made on such date, unless limited to a prior date;

      (f)   (i) no event shall have occurred at any time after the Closing
Date, which materially and adversely affects (x) the Condition of the Borrower individually, or of the Borrower and its Subsidiaries taken as a whole, or
(y) the ability of the Borrower to perform its obligations under the Financing Documents and (ii) no event shall have occurred at any time after the Closing Date, which, in the sole discretion of the Lender, materially and adversely affects (x) the Condition of the Borrower, individually, or of the Borrower and its Subsidiaries taken as a whole, or (y) the ability of the Borrower to perform its obligations under the Financing Documents;

      (g) no Law shall prohibit, and no order, judgment or decree of any Governmental Body shall enjoin or restrain, the Lender from making the requested Loan or the Bank from issuing any requested Letter of Credit, as the case may be;

      (h) receipt by the Lender, of all fees, interest and expenses and other amounts payable, as of the date of such Credit Event, under the terms of any of the Financing Documents and any outstanding Letters of Credit;

      (i) the Borrower shall have performed and complied in all material respects with all agreements and conditions herein and in the other Financing Documents required to be performed or complied with by it at or prior to the time of the Loan or issuance of the Letter of Credit, as the case may be;

      (j) all necessary authorizations and approvals by or from any Governmental Body or other third party to the transactions contemplated by this Agreement required of the Borrower shall have been duly obtained and shall be in full force and effect at the date of the Loan or the issuance of the Letter of Credit, as the case may be, except in the case of authorizations and approvals of third parties, where the failure to obtain such authorizations and approvals, individually or in the aggregate, will not have a material adverse affect on the Condition of the Borrower, individually, or the Borrower and its Subsidiaries, taken as a whole;

      (k) the Borrower shall use the proceeds of any Loan only for the purposes set forth in Section 5.14 and shall request the issuance of a Letter of Credit only for the purposes set forth in the definition of Letter of Credit;

      (l) receipt by the Lender of any other documentation that the Lender may reasonably request; and

      (m) in the case of Loans requested during the five (5) Business Day period described in Section 6.2(b)(i), a Borrowing Base Certificate must be delivered prior to each Loan pursuant to Section 5.1(s).

Each Credit Event shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in paragraphs (a), (c) through (f)(i), (g) and (i) through (k), as appropriate, of this Section 3.1.

      SECTION 3.2. CONDITIONS TO EFFECTIVENESS. This Agreement shall become effective on the date on which each of the following conditions is satisfied or waived:

      (a)   PRINCIPAL DOCUMENTS.  The Lender shall have received:

            (i) counterparts of this Agreement, in form and substance reasonably satisfactory to the Lender, duly executed and by the Borrower; and

            (ii) the duly executed Note for the account of the Lender, complying with Section 2.3(a).

      (b) CASH BUDGET PROJECTION. The Lender shall have received cash budget projections of the Chief Financial Officer or the Controller of the Borrower for the 12-month period through the first anniversary of the Closing Date, prepared by the Borrower's management in form and substance reasonably satisfactory to the Lender.

      (c)   GENERAL CORPORATE MATTERS.  The Lender shall have received:

            (i) a copy of the certificate of incorporation of the Borrower, and all amendments thereto, certified by the Secretary of State of the State of Delaware to the effect that such copies are true, correct and complete as of a date that is no more than ten Business Days before the Closing Date;

            (ii) a copy of the by-laws of the Borrower, and all amendments thereto, and evidence of all corporate action taken by the Borrower approving this Agreement, each of the other Financing Documents to which it is a party and the Loans to be made by the Borrower hereunder (including, without limitation, a copy of the resolutions of the Board of Directors and, if required, shareholders of the Borrower adopted, as required by Law, in respect of the transactions contemplated hereby and thereby), with an Officer's Certificate of the Secretary or Assistant Secretary of the Borrower certifying that the documents attached thereto are true, correct, complete and with respect to the resolutions duly adopted, and that the certificate of incorporation delivered pursuant to
      (i) above, the by-laws and such resolutions have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date;

            (iii) copies of the certificate of incorporation (or equivalent document) of each Domestic Operating Subsidiary and Foreign Operating Subsidiary the stock of which is pledged under Section 2.14 (a) hereof, and all amendments thereto, certified by the Secretary of State (or comparable authority) of the relevant jurisdiction of incorporation in the case of any Domestic Operating Subsidiary or the corporate secretary or assistant secretary of the Borrower in the case of any Foreign Operating Subsidiary to the effect that such copies are true, correct and complete as of a date that is no more than ten Business Days before the Closing Date;

            (iv) copies of the by-laws (or equivalent document) of each Domestic Operating Subsidiary and Foreign Operating Subsidiary the stock of which is pledged under Section 2.14(a) hereof, and all amendments thereto, with an Officer's Certificate of the secretary or assistant secretary of each such Subsidiary or of the Borrower in the case of any

      Foreign Operating Subsidiary certifying that the certificate of incorporation (or equivalent document) delivered pursuant to
      (iii) above, the by-laws (or equivalent document) have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date;

            (v) an Officer's Certificate of the Borrower, dated the Closing Date, in respect of each of the officers (a) who is authorized to execute this Agreement and the other Financing Documents to which it is a party on its behalf and (b) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purpose of signing documents and giving notices and other communications in connection with this Agreement, each Financing Document to which it is a party and the transactions contemplated hereby and thereby (and the Lender may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary);

            (vi) true, correct and complete copies of the certificates of qualification for the Borrower to do business in each jurisdiction set forth on Schedule 4.1 certified by the Secretary of State of such jurisdiction each of a date that is no more than ten Business Days prior to the Closing Date; and

            (vii) certificates from the Secretary of State (or comparable authority) of each jurisdiction set forth on Schedule 4.1 effective as of no earlier than ten Business Days immediately preceding the Closing Date, indicating whether the Borrower is in good standing and has filed all requisite tax returns in each such jurisdiction;

PROVIDED THAT, the Borrower shall be required to deliver as a condition to the effectiveness of this Agreement certificates under the foregoing clauses (vi) and (vii) only from the States of California, Arizona and Texas; and PROVIDED, FURTHER, that the Borrowing Base shall exclude Inventory located in, or Accounts owed by any Account Debtor located in, any jurisdiction with respect to which the Borrower would otherwise be required to provide certificates under such clause (vi) or (vii) until such time as such certificate is delivered.

      (d) THE SECURITY. The Lender shall receive by the date of the Final Borrowing Order:

            (i) any stock certificates with respect to the Pledged Stock accompanied by duly executed undated stock powers in blank as may be requested by the Lender pursuant to Section 5.9 and Section 2.14(a);

            (ii) certificates of insurance evidencing the existence of the insurance coverage of the Borrower and its Subsidiaries required pursuant to the provisions of Section 5.3 and showing that the Lender is named as a co-insured or loss payee party under each such insurance policy;

            (iii) all documents the Lender may reasonably request relating to the existence of the Domestic Operating Subsidiaries and Foreign Operating Subsidiaries, the issuance of and the Borrower's title to the Pledged Stock and any other matters relevant hereto or thereto, all in form and substance reasonably satisfactory to the Lender.

      (e) PAYMENTS. The Lender shall have received payment by the Borrower of all fees referred to in Section 2.5 and 2.11 and any other amounts which are due and payable to the Lender on the Closing Date.

      (f) OPINION OF COUNSEL. The Lender shall have received (i) an opinion of Wendel, Rosen, Black, Dean & Levitan, counsel for the Borrower, substantially in the form of Exhibit VII hereto, and (ii) such other opinions as the Lender may reasonably request.

      (g) BORROWING ORDER. The Lender shall have received a certified copy of the Interim Order or Final Borrowing Order, if there is no Interim Order, providing for available credit under this Agreement of not less than $8,000,000, or such lesser amount as is agreed to in writing by the Lender; and the Interim Order or Final Borrowing Order, as the case may be, shall have been entered by the Court and be in full force and effect, and shall not have been stayed, reversed, vacated, modified, amended or rescinded and, if the Interim Order or Final Borrowing Order, as the case may be, is the subject of a pending appeal in any respect, neither the making of Loans nor the issuance of Letters of Credit nor the performance by the Borrower of any of its obligations hereunder or under the other Financing Documents (including the validity, enforceability, or priority of providing the pledge and administrative priority claims described herein) or under any other instrument or agreement referred to herein shall be the subject of a then effective stay pending appeal.

      (h) BORROWING BASE. The Lender shall have received an Officer's Certificate of the Chief Financial Officer, Chief Accounting Officer or Treasurer of the Borrower, dated the Closing Date, certifying that the Eligible Accounts Receivable and Eligible Inventory is at such places, in such condition and in such amounts as set forth therein, as verified by management of the Borrower pursuant to diligence performed, which Officer's Certificate shall be in form and substance reasonably satisfactory to the Lender. After giving effect to the issuance of any Letters of Credit or to any Loans made on the Closing Date, there shall be sufficient Borrowing Base remaining to support a Loan of no less than $20,000,000.

      (i) NO MATERIAL ADVERSE CHANGE. No event shall have occurred (other than the commencement of the Chapter 11 Case) since October 31, 1993 which, in the opinion of the Lender, could have a material and adverse affect on the Condition of the Borrower individually, or of the Borrower and its Subsidiaries taken as a whole. For purposes hereof, any material change in the terms, conditions, assumptions or Projections supplied to the Lender by the Borrower and on which the Lender based its decision to enter this Agreement shall constitute such an event.

      (j) EXAMINATION. The Lender shall have performed, to its satisfaction, an examination of the books and records of the Borrower, including but not limited to the books and records relating to the Borrower's Inventory and accounts receivable.

      (k) CASH BALANCES. The Lender shall have received an Officer's Certificate of the Chief Financial Officer, Chief Accounting Officer, Controller or Treasurer of the Borrower certifying that as of the Closing Date
(i) the Borrower has aggregate cash balances of not less than $50,000 and not more than $7,000,000; and (ii) none of such cash balances are in Deposit Accounts or disbursement accounts that, by their terms, would result in such cash balances being temporarily not available to the Borrower.

      (l) MISCELLANEOUS DOCUMENTS. The Lender shall receive such other certificates or documents as the Lender may reasonably request.

The documents referred to in this Section 3.2 shall be delivered to the Lender no later than the Closing Date unless otherwise specified. The opinions referred to in this Section 3.2 shall be dated the Closing Date.


                                   ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants that:

      SECTION 4.1. CORPORATE EXISTENCE AND POWER. The Borrower and each of its Domestic Operating Subsidiaries is a corporation duly incorporated and validly existing and the Borrower is in good standing under the laws of its jurisdiction of incorporation; the Borrower is duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers, which jurisdictions as of the date hereof are identified on Schedule 4.1; subject to compliance with any applicable provisions of the Bankruptcy Code, the Borrower has the requisite corporate power and authority and all governmental licenses, authorizations, consents and approvals and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; and the Borrower is in compliance with its Certificate of Incorporation and By-Laws.

      SECTION 4.2.      CORPORATE AND GOVERNMENTAL AUTHORIZATION; NO
                        CONTRAVENTION.

      The execution and delivery by the Borrower of each of the Financing Documents and the performance by the Borrower of its obligations thereunder are within the corporate power of the Borrower; have been, or by the Closing Date will be authorized by the Court; have been duly authorized by all necessary corporate action, require no action by or in respect of, or registration or filing with, or exemption from any Governmental Body that will not have been taken as of the Closing Date; except to the extent the performance of which has been excused by the Bankruptcy Code, will not contravene, or conflict with, or constitute (with or without the giving of notice or lapse of time or both) a default or breach under, or result in a termination event or an acceleration of any obligation arising, existing or created by or under, or result in the creation or imposition or material modification of (or obligation to create or impose) any Lien

(other than the Lien created hereby with respect to the Pledged Stock and the Collateral) on any of the assets or properties of the Borrower under any provision of any applicable Law or regulation or of the charter or by-laws or of any agreement or instrument evidencing or governing Debt for borrowed money of the Borrower or of any judgment, injunction, order, decree, material agreement (including, without limitation, any Real Property Lease to which it is a party), or other material instrument binding upon the Borrower; do not require any approval of stockholders or other equity holders or, except as excused by the Bankruptcy Code, any approval or consent of any Person under any contractual obligation of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and are disclosed in Schedule 4.2 annexed hereto; are not in contravention of any provision of the Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries; subject to Court approval, will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; and do not require the consent or approval of any Governmental Body, except for the Court.

      SECTION 4.3. BINDING EFFECT. Upon entry of the Interim Order (or, if there is no Interim Order, the Final Borrowing Order), the Financing Documents will constitute valid and binding agreements of the Borrower, enforceable in accordance with their terms.

      SECTION 4.4.      FINANCIAL INFORMATION.

      (a) The consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 1992, and the related consolidated statement of operations, consolidated statement of stockholders' equity and consolidated statement of cash flow for the fiscal year then ended, reported on by Deloitte & Touche, a copy of which has been delivered to the Lender, present fairly in conformity with GAAP the consolidated financial position of the Borrower and its Subsidiaries as of such date and its consolidated results of operations and changes in financial position for such Fiscal Year.

      (b) Each of the projections referenced in the cash budget projections provided under Section 3.2(b) hereof (the "PROJECTIONS") is based on the assumptions stated therein, which assumptions the Borrower believes to be reasonable and fair in light of current conditions, and, as of the Closing Date or, as of the date delivered, as the case may be, reflect the reasonable and most current estimate of the Borrower of the results of operations and other information projected therein, except as disclosed by the Borrower to the Lender in writing prior to the Closing Date or the dates of delivery of such Projections, as the case may be, and except for currently unquantifiable costs incurred in connection with the Chapter 11 Case and complying with this Agreement. Additional projections with respect to such information for future periods contained in information delivered pursuant to Section 5.1(g) or requested by the Lender and delivered by the Borrower shall become "Projections" hereunder and shall be subject to the terms of this Section 4.4(b) and this Agreement.

      (c) Since October 31, 1993 there has been no material and adverse change (other than the filing of the Chapter 11 Case) in the Condition of the Borrower and its Subsidiaries taken as a whole.

      SECTION 4.5. LITIGATION. Except as set forth in Schedule 4.5, there is no action, suit or proceeding pending against, or to the knowledge of any Responsible Officer of the Borrower threatened against, the Borrower or any of its Domestic Subsidiaries before any court or arbitrator or any governmental body, agency or official which (i) in any manner questions the validity of or impedes the timely consummation of, any Financing Document or
(ii) could reasonably be expected to result in the imposition of liabilities upon the Borrower and/or any of its Domestic Subsidiaries in excess of $3,000,000 net of the portion thereof insured as to which the insurance carrier has acknowledged its responsibility. Except as set forth in Schedule
4.5 or as reflected in the financial statements referred to in Section 4.4(a), there is no outstanding judgment or decree for the payment of money against the Borrower or any Domestic Subsidiary of the Borrower which would materially and adversely affect the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole.

      SECTION 4.6. COMPLIANCE WITH ERISA. No Reportable Event has occurred and is outstanding on the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The present value of all benefit liabilities under each Single Employer Plan maintained by the Borrower or any of its Domestic Subsidiaries or any Commonly Controlled Entity set forth as accumulated benefit obligations in the most recent actuarial valuation for each such Plan (based on those assumptions contained in the most recent actuarial valuation of each such Plan so long as such assumptions are reasonable) did not, as of the most recent valuation date for which an actuarial valuation report has been prepared, exceed the value of the assets of such Plan allocable to such benefit liabilities by an amount which in the aggregate for all such Plans (excluding those Plans the assets of which exceed benefit liabilities thereunder exceeds zero). None of the Borrower, any of its Domestic Subsidiaries or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan and neither the Borrower, any such Domestic Subsidiary nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower, any such Domestic Subsidiary or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date hereof. No such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA) or has terminated (within the meaning of Sections 4041A and 4042 of ERISA) and none of the Borrower, any of its Domestic Subsidiaries or any Commonly Controlled Entity has received notice of the pending termination, reorganization or insolvency of a Multiemployer Plan. The expected post-retirement benefit obligation and accumulated post-retirement benefit obligation of the Borrower and its Domestic Subsidiaries for post-retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) is approximately $13,200,000 in aggregate, according to the December 31, 1992 valuation prepared in accordance with Statement of Financial Accounting Standards 106. No event set forth in clauses (a) through (g) of Section 6.1(m) (disregarding for the purposes of this Section 4.6 the last clause of Section 6.1(m)) has occurred or is reasonably expected to occur.

      SECTION 4.7. TAXES. Except with respect to state and local tax returns where the failure to file such returns would not materially and adversely affect the Condition of the

Borrower and its Domestic Subsidiaries, taken as a whole, all federal, state and local tax returns, reports and statements required to be filed by the Borrower and any of its Domestic Subsidiaries have been filed with appropriate Governmental Bodies in all jurisdictions in which such returns, reports and statements are required to be filed, and all taxes and other impositions shown as due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof except where contested in good faith, by appropriate proceedings and with adequate reserves therefor in accordance with GAAP. Neither the Borrower nor any of its Domestic Subsidiaries has given or has been requested to give a waiver of the statute of limitations relating to the payment of federal, state or local taxes or other impositions except to the extent such payment would not have a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries taken as a whole. To the best of the knowledge of any Responsible Officer of the Borrower, proper and accurate amounts have been withheld by the Borrower and its Subsidiaries from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable Law. Timely payments of sales and use taxes required by applicable Law have been made by the Borrower and its Domestic Subsidiaries other than a DE MINIMUS amount which in no event shall exceed $250,000. Proper and accurate federal and state returns have been filed by the Borrower and its Domestic Subsidiaries for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provision therefor is included on the books of the Borrower and its Domestic Subsidiaries other than a DE
MINIMUS amount which in no event shall exceed $50,000.

      SECTION 4.8. COMPLIANCE WITH LAWS. Except to the extent compliance is excused by the Bankruptcy Code, the Borrower, and each of its Domestic Subsidiaries, is in compliance with all Laws, rules and regulations applicable to the Borrower and/or any of its Domestic Subsidiaries and/or any of the Real Property (including, without limitation, Environmental Laws (other than as listed or described on Schedule 4.17), the Occupational Health and Safety Act and the rules and regulations thereunder ("OSHA") and other health safety laws, rules and regulations), other than such laws, rules or regulations
(i) the validity or applicability of which the Borrower or any of its Subsidiaries is contesting in good faith and with respect to which adequate reserves are maintained therefor in accordance with GAAP or (ii) failure to comply with which, individually or in the aggregate, will not have a material and adverse effect on the Condition of the Borrower and its Subsidiaries, taken as a whole.

      SECTION 4.9. NOT AN INVESTMENT COMPANY. Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      SECTION 4.10. NO DEFAULTS. Neither the Borrower nor any of its Domestic Subsidiaries is in violation of, or in default under, any term or provision of any charter, by-law, mortgage, deed of trust, deed to secure debt or other similar financing agreement, lease (including, without limitation, any Real Property Lease), license, sublease, indenture, credit agreement, instrument, statute, rule, regulation, judgment, decree, order, writ or injunction applicable to it (performance of which has not been excused by the Bankruptcy Code), such that such violations or defaults, individually or in the aggregate, could reasonably be expected to materially and adversely affect the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under the Financing Documents.

      SECTION 4.11. POSSESSION OF FRANCHISES, LICENSES, ETC. The Borrower and each of its Domestic Subsidiaries either owns or possesses all franchises, patents, trademarks, service marks, trade names, copyrights, leases, licenses, or other rights and governmental permits, certificates, consents and approvals that are necessary for the ownership and operation of their respective properties (including, without limitation, the Owned Real Property and the interest of each in the applicable Leased Real Property) and businesses, except for any absence of which, individually or in the aggregate, could not reasonably be expected to have a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole; nor is the Borrower or any of its Domestic Subsidiaries in violation of any provision thereof, other than any violation which, individually or in the aggregate, could not reasonably be expected to have a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole and except to the extent violation thereof has been excused by the Bankruptcy Code.

      SECTION 4.12. FULL DISCLOSURE. All information heretofore furnished by the Borrower or any Subsidiary of the Borrower or any of their respective agents to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby was, and all such information hereafter furnished by the Borrower or any Subsidiary of the Borrower to the Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified and not incomplete by omitting to state any material fact known to any Responsible Officer of the Borrower or, of such Subsidiary necessary to make such information not misleading. To the best of its knowledge, the Borrower has disclosed to the Lender in writing any and all facts known to any officer of the Borrower which, individually or in the aggregate, could reasonably be expected to materially and adversely affect the Condition of the Borrower and its Subsidiaries, taken as a whole.

      SECTION 4.13. PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any Domestic Subsidiary is a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      SECTION 4.14. AGREEMENTS. Schedule 4.14 hereto is a complete and correct list, as of the date of the execution and delivery of this Agreement, of each credit agreement, loan agreement, mortgage, deed of trust, deed to secure debt, capital lease, indenture, purchase agreement, security agreement, guarantee or letter of credit or other arrangement (but excluding all Real Property Leases and any agreement relating to trade payables) providing for or otherwise relating to any extension of credit (or commitment for any extension of credit) to, or guarantee by, either the Borrower or any of its Domestic Subsidiaries (in each case relating to Debt in an amount equal to or greater than $500,000) and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described in said Schedule 4.14.

      SECTION 4.15.     PATENTS, COPYRIGHTS, PERMITS, TRADEMARKS AND LICENSES.

      (a) Schedule 4.15 hereto is a complete list as of the date hereof of all of the material patents, trademarks, copyrights, trade-names, licenses, permits relating to intellectual property, franchises or rights of the Borrower and its Domestic Subsidiaries. The Borrower or one of its Domestic Subsidiaries owns free and clear of all Liens (except Liens in favor of the Lender hereunder) all of the foregoing without any conflict with the rights of others which, individually or in the aggregate, could reasonably be expected to result in a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole. There are no material patents, copyrights, trademarks, trade-names, licenses, franchises or permits relating to intellectual property owned by or in which the Borrower or any of its Domestic Subsidiaries has an interest other than those as to which the Borrower or any of its Domestic Subsidiaries is granting the Lender security interest pursuant to Section 2.15.

      (b) The Borrower and its Domestic Subsidiaries have received all assignments, bills of sale and other documents necessary to establish, protect and perfect the Borrower's or such Domestic Subsidiary's right, title and interest in and to all of the property described in paragraph (a), except where the failure to so receive, individually or in the aggregate, does not conflict with the rights of others so as to result in a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole.

      (c) Each of the Borrower and its Domestic Subsidiaries has duly effected all filings, recordings and other actions necessary in the reasonable judgment of the Borrower and its Domestic Subsidiaries to establish, protect and perfect its right, title and interest in and to all of the property described in paragraph (a).

      SECTION 4.16. LABOR MATTERS. Neither the Borrower nor any of its Domestic Subsidiaries is experiencing any strike, labor dispute, slowdown or work stoppage due to labor disagreements which, individually or in the aggregate, could reasonably be expected to have a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole. Schedule 4.16 sets forth a list and description (including termination dates) of all collective bargaining or similar agreements between or applicable to the Borrower or any of its Domestic Subsidiaries and any union, labor organization or bargaining agent in effect on the date hereof.

      SECTION 4.17.     ENVIRONMENTAL MATTERS.  Except as set forth in
Schedule 4.17 hereto:

      (a) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best of the knowledge of any Responsible Officer of the Borrower or of any of its Domestic Subsidiaries, threatened by any governmental authority or other party with respect to any alleged failure by the Borrower, any of its Domestic Subsidiaries to comply with any Environmental Law or to have any permit, certificate, license, approval, registration or authorization required in connection with the conduct of the business or with environmental remediation and clean up of the Borrower or any of its Domestic Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation or disposal as defined in 40 C.F.R. SECTION 260.10 or release as defined in 42 U.S.C. SECTION 9601(22) ("RELEASE") of any hazardous or toxic substance (including,without limitation, PCBs and petroleum products) regulated under federal, state or local environmental statutes, ordinances, rules, regulations or orders, including, without limitation, CERCLA and CERCLIS ("HAZARDOUS MATERIALS"), generated, treated, stored, recycled or disposed of by the Borrower, any of its Domestic Subsidiaries, which failure, individually or in the aggregate, could reasonably be expected to have a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole;

      (b) Neither the Borrower nor any of its Domestic Subsidiaries has handled, treated, stored or disposed of any Hazardous Material, on any property now or previously owned or leased by the Borrower or any Domestic Subsidiaries, including, without limitation, the Owned Real Property and the Leased Real Property, which handling, treatment, storage or disposal, individually or in the aggregate, could reasonably be expected to have a material and adverse effect on the Condition of the Borrower and the Domestic Subsidiaries, taken as a whole; and

            (i) no PCB or any other Hazardous Material is or has been present at any property now or previously owned or leased by the Borrower or any of its Domestic Subsidiaries, including, without limitation, the Owned Real Property and the Leased Real Property;

            (ii) no asbestos is or has been present at any property now or previously owned or leased by the Borrower or any of its Domestic Subsidiaries, including, without limitation, the Owned Real Property and the Leased Real Property;

            (iii) there are no underground storage tanks for Hazardous Materials, active or abandoned, at any property now or previously owned or leased by the Borrower or any of its Domestic Subsidiaries, including, without limitation, the Owned Real Property and the Leased Real Property; and

            (iv) no Hazardous Materials have been released at, on or abut any property now or previously owned or leased by the Borrower or any of its Domestic Subsidiaries, including, without limitation, the Owned Real Property and the Leased Real Property;

in the case of (i), (ii), (iii) and (iv) which, individually or in the aggregate, could reasonably be expected to have a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole.

      (c) Neither the Borrower nor any of its Domestic Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing under CERCLA, on CERCLIS or on any similar state list or which is the subject of federal, state or local or third party enforcement actions which may lead to claims against the Borrower or any of its Domestic Subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury or property damage claims, including, but not limited to, claims under CERCLA, which claims, individually or in the aggregate, could reasonably be expected to have a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole.

      (d) No Hazardous Material has been recycled, treated, stored, disposed of or transported or released by the Borrower or any of its Domestic Subsidiaries at any location other than those listed in Schedule 4.17 hereto, except for any of the foregoing which, individually or in the aggregate, could reasonably be expected to not have a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole.

      (e) To the best of the knowledge of any Responsible Officer of the Borrower or any of its Domestic Subsidiaries, no oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Domestic Subsidiaries and no property now or previously owned or leased by the Borrower or any of its Domestic Subsidiaries including, without limitation, the Owned Real Property and the Leased Real Property, is listed on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up or that are currently being investigated, except for any of the foregoing which, individually or in the aggregate, could reasonably be expected to not have a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole.

      (f) There are no Liens (other than Permitted Liens) arising under Environmental Laws on any of the real property or properties owned or leased, or previously owned or leased, by the Borrower or any of its Domestic Subsidiaries, including, without limitation, the Owned Real Property and the Leased Real Property, and no government actions have been taken or, to the knowledge of any Responsible Officer of the Borrower or of any of its Domestic Subsidiaries, are in process which could subject any of such properties to such Liens, except for any of the foregoing which, individually or in the aggregate, could reasonably be expected to not have a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole.

      (g) Neither the Borrower nor any of its Domestic Subsidiaries has been required by any Environmental Law to place any notice or restriction relating to the presence of Hazardous Materials at any property owned or leased, or previously owned or leased, by it, including, without limitation, the Owned Real Property and the Leased Real Property, in any deed to such property or with the county or municipality in which such property is located, except for any of the foregoing which, individually or in the aggregate, could reasonably be expected to not have a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole.

      (h) To the best of the knowledge of any Responsible Officer of Borrower or of any of its Domestic Subsidiaries, except as set forth on
Schedule 4.17, there have been no investigations, studies, audits, tests, reviews or other analyses in connection with any Environmental Law conducted by or which are in the possession of the Borrower or any of its

Domestic Subsidiaries or to the best of the knowledge of any Responsible Officer of the Borrower or of any of its Domestic Subsidiaries, any third party in relation to any property or facility now or previously owned or leased by the Borrower or any of its Domestic Subsidiaries, including, without limitation, the Owned Real Property and the Leased Real Property, that disclose facts or circumstances described in paragraphs (a), (b), (e), (f) or (g) of this
Section 4.17 and which have not been made available to the Lender, except for any of the foregoing which, individually or in the aggregate, could reasonably be expected to not have a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole.

      (i) The Borrower has disclosed to the Lender in writing the nature and amount of all actual or projected material capital expenditures necessary to meet the requirements of Environmental Law which affect the Borrower or any of its Domestic Subsidiaries.

      SECTION 4.18. EMPLOYMENT ARRANGEMENTS. Other than as disclosed in writing on or prior to the date hereof, there are no employment contracts or consulting agreements in effect between the Borrower or any Domestic Subsidiary and their respective employees (other than union contracts) providing for compensation in excess of $100,000 per year that are not terminable by the Borrower or any Domestic Subsidiary without penalty, payment or notice.

      SECTION 4.19. USE OF PROCEEDS; MARGIN STOCK. The proceeds of the Loans will be used by the Borrower solely for the purposes specified in
Section 5.14 hereof; PROVIDED that no portion of the Loans shall be used, directly or indirectly, to (i) finance or make any Restricted Payment,
(ii) make any payment or prepayment that is prohibited under this Agreement, including any payment or prepayment in respect of Pre-Petition Indebtedness to the extent prohibited hereunder; PROVIDED, HOWEVER, subject to Section 6.2(b) the Borrower shall be permitted (a) to pay claims for wages, salaries and benefits to the extent approved by the Bankruptcy Court and (b) to make adequate protection payments pursuant to Section 361 of the Bankruptcy Code, cure payments pursuant to Section 365(b)(1)(A) and (B) of the Bankruptcy Code to the extent approved by the Bankruptcy Court and payments made without the knowledge of a Responsible Officer of the Borrower in respect of Pre-Petition Date obligations of the Borrower, so long as the aggregate amount of such adequate protection, cure payments and erroneous payments does not exceed $200,000, or such larger amount consented to by the Lender, which consent shall not be unreasonably withheld or delayed, or (iii) object to or contest in any manner, or raise any defenses to, the validity, perfection, priority or enforceability of the Liens benefitting the Lender pursuant to this Agreement. The Borrower has not taken and will not take any action which might cause the Note or any of the other Financing Documents, including this Agreement, to violate Regulation G, T, U or X, or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

      SECTION 4.20.     OWNERSHIP OF FOREIGN ASSETS.  Except as set forth on
Schedule 4.20 on the date hereof, neither the Borrower nor any Domestic Subsidiary has an ownership interest in any lease (including, without limitation, any Real Property Lease), assets or other property (other than capital stock of a Foreign Subsidiary) located outside the United States other than ownership interests acquired after the date hereof in the ordinary course of business and consistent with the Borrower's or such Domestic Subsidiary's past practice, as the case may be.

      SECTION 4.21. INSURANCE. Attached hereto as Schedule 4.21 is a list of the insurance policies maintained by each of the Borrower and each of its Domestic Subsidiaries on the date hereof, including a brief description of the type and amount of coverage.

      SECTION 4.22. REAL PROPERTY. Schedule 4.22 sets forth a true, correct and complete schedule of each parcel or parcels of Owned Real Property owned by the Borrower or any of its Domestic Subsidiaries on the date hereof and, with respect to each, the Domestic Subsidiary (or, if applicable, the Borrower) which is the record owner thereof. The Domestic Subsidiary (or, if applicable, the Borrower) reflected in Schedule 4.22 as the owner of any Owned Real Property is the owner of good, marketable and insurable fee title to such Owned Real Property, including all of the buildings, structures and other improvements located thereon, free and clear of any Lien other than Permitted Liens. Schedule 4.22 also sets forth a true, correct and complete schedule of all Real Property Leases (other than Leased Real Property with an annual aggregate rental of less than $250,000) on the date hereof and the date of and parties to each such Real Property Lease, the date of and parties to each amendment, modification and supplement thereto, the rent payable thereunder, the term and renewal terms (whether or not exercised) thereof and a brief description (including the area thereof) of the Leased Real Property covered thereby. Unless rejected by the Borrower pursuant to Section 365 of the Bankruptcy Code, each such Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Borrower or its applicable Domestic Subsidiary, as the case may be, as tenant thereunder are current except to the extent excused by the Bankruptcy Code, no notice of default or termination under any such Real Property Lease is outstanding, no termination event or condition or uncured default on the part of the tenant or the landlord thereunder exists under any such Real Property Lease except to the extent excused by the Bankruptcy Code, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition, except for any of the foregoing which, individually or in the aggregate, would not have a material and adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole. Except for the matters listed on Schedule 4.22, the Borrower and the applicable Domestic Subsidiary, as the case may be, hold the leasehold estate under and interest in each such Real Property Lease free and clear of all Liens (other than Permitted Liens). All of the Borrower's and its Domestic Subsidiaries' land, buildings, structures and other improvements used by the Borrower and the Domestic Subsidiaries in the conduct of their business are included in the Owned Real Property and the Leased Real Property.

      SECTION 4.23. CORPORATE AND TRADE NAMES. Schedule 4.23 sets forth a complete and accurate list of all corporate and trade names (including, without limitation names under which it is doing business) which the Borrower (as constituted on the date hereof) has utilized or conducted business under during the five year period preceding the Closing Date.

      SECTION 4.24. DEPOSIT ACCOUNTS. Attached hereto as Schedule 4.24 is a list of all Deposit Accounts maintained by each of the Borrower and each of its Domestic Subsidiaries on the date hereof, including the account number and a brief description of each such Deposit Account.

      SECTION 4.25. FEDERAL AVIATION ADMINISTRATION. The products manufactured by the Borrower and its Domestic Subsidiaries, including all of the Inventory of the Borrower and its Subsidiaries, have received all necessary certificates from the Federal Aviation Administration and all other Governmental Bodies and comply in all material respects with the Federal Acquisition Regulations of the U.S. Department of Defense and all other Governmental Bodies.

      SECTION 4.26.     FINANCIAL ACCOUNTING PRACTICES, ETC.

            (a) The Borrower and its Subsidiaries make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their respective transactions and dispositions of their respective assets and each maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization,
(ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP except as previously disclosed to the Lender and (B) to maintain accountability for assets, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (b) The Borrower and its Subsidiaries maintain a system of internal procedures and controls sufficient to provide reasonable assurance that the information required to be set forth in each Borrowing Base Certificate (including, without limitation, information relating to the identification of assets which are Inventory as provided herein and the valuation thereof) is accurate.

            SECTION 4.27. SECURITY INTEREST. As of the date of the Final Borrowing Order, there are no issued and outstanding stock certificates with respect to the Pledged Stock of the Foreign Operating Subsidiaries, other than those stock certificates received by the Lender under Section 3.2(d)(i) hereof. As of the date of the Final Borrowing Order, the Borrower and/or the Foreign Operating Subsidiaires, as appropriate, have taken all action under the laws of the jurisdiction of incorporation of each Foreign Operating Subsidiary and of the governing corporate instruments of each Foreign Operating Subsidiary necessary in order to evidence, create and grant the pledge of the Pledged Stock hereunder.


                                   ARTICLE 5
                                   COVENANTS

      The Borrower agrees that, from and including the Closing Date and for so long thereafter as the Lender has any Commitment hereunder or any amount owed hereunder or under any Note remains unpaid:

      SECTION 5.1. INFORMATION. The Borrower will deliver or cause to be delivered to the Lender (or shall take the action required by clause (p) or (q) hereof):

      (a) as soon as reasonably practicable and in any event within 90 days after the end of each Fiscal Year, consolidated balance sheets in reasonable detail of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, of cash flows and of stockholders' equity for such Fiscal Year, setting forth, in each case, in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on without Qualification, except for qualification regarding the Chapter 11 Case by either Deloitte & Touche or other independent public accountants of nationally recognized standing selected by the Borrower and approved by the Lender;

      (b) as soon as reasonably practicable and in any event within 90 days after the end of each Fiscal Year, a consolidating balance sheet in reasonable detail (consistent with the Borrower's past practice) of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidating statement of operations for such Fiscal Year, all certified by the Chief Financial Officer of the Borrower as having been used in connection with the preparation of the financial statements referred to in paragraph (a) of this
Section 5.1;

      (c) as soon as reasonably practicable and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, and the related unaudited consolidated and consolidating statements of operations, of cash flows (only consolidated and only year to date) for such quarter and for the portion of the Fiscal Year ended at the end of such quarter, setting forth, in each case, in comparative form the figures for the budget for the then current Fiscal Year (except consolidating statements), all certified (subject to normal year-end audit adjustments) as to fairness of presentation and consistency by the Chief Financial Officer, Chief Accounting Officer or Treasurer of the Borrower;

      (d) as soon as reasonably practicable and in any event within 30 days after the end of each calendar month of each Fiscal Year the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month, and the related unaudited consolidated statements of operations and retained earnings and cash flows for such month and for the portion of the Fiscal Year ended at the end of such month, setting forth, in each case, in comparative form to the figures for the budget for the then current Fiscal Year, prepared by management of the Borrower in form and substance reasonably satisfactory to the Lender;

      (e) (i) simultaneously with the delivery of each set of financial statements referred to in paragraphs (a), (c) and (d) of this Section 5.1, a Compliance Certificate (A) setting forth in reasonable detail such calculations as are required to establish whether the Borrower was in compliance with the requirements of Sections 5.8(b)(ii), 5.11 and 5.16 on the date or for the period, as the case may be, of such financial statements, and
(B) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto and (C) stating whether, to the knowledge of such

Responsible Officer, since the date of the most recent previous delivery of financial statements pursuant to paragraphs (a), (c) or (d) of this Section 5.1, there has been any material adverse change in the Condition of the Borrower and its Subsidiaries, taken as a whole, and, if so, the nature of such material adverse change and (D) stating that the Borrower has complied with the covenants set forth in Sections 5.8(b)(ii), 5.11, and 5.16 and (E) certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the date hereof and with respect to the representations and warranties contained in Section 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.15, 4.16, 4.17, 4.19, 4.20, 4.25 and 4.26
hereto are true and correct in all material respects on and as of such date, unless limited to a prior date; and (ii) the Borrower is in compliance with all of the terms and provisions set forth herein; and (iii) not later than the date of delivery of each set of financial statements referred to in paragraphs (a),
(c) and (d) of this Section 5.1, a Borrowing Base Certificate setting forth the Borrowing Base at the date of such financial statements, together with such calculations as are required to determine such amount;

      (f) simultaneously with the delivery of each set of financial statements referred to in paragraph (a) of this Section 5.1, a statement of the firm of independent public accountants that reported on such statements
(i) stating that their audit examination has included a review of the terms of this Agreement and the Note as they relate to financial or accounting matters,
(ii) stating whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Default or Event of Default and (iii) confirming the calculations set forth in the Officer's Certificate delivered simultaneously therewith pursuant to paragraph (e)(i) of this Section 5.1; PROVIDED, HOWEVER, that this Section 5.1(f) will not require any such statement by such firm of independent public accountants to be furnished or delivered to the extent nationally recognized firms of independent public accountants are not then providing such statements in the ordinary course of their business on behalf of their clients who have borrowed money pursuant to loan or credit agreements;

      (g) as soon as reasonably practicable and in any event at least 45 days before the commencement of each Fiscal Year, a PRO FORMA consolidated balance sheet of the Borrower and its Subsidiaries, budgets, business plans and financial projections of the Borrower and its Subsidiaries in reasonable detail for each of the four fiscal quarters of such Fiscal Year, setting forth, with appropriate discussion, the principal assumptions upon which such PRO FORMA balance sheets and budgets are based and any other projection information reasonably requested by the Lender;

      (h) forthwith (but no later than two (2) Business Days after) upon any Responsible Officer of the Borrower learning of the occurrence of any Default or Event of Default, an Officer's Certificate of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

      (i) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements and reports so mailed;

      (j) promptly upon the filing thereof, copies of all registration statements and annual, quarterly or monthly reports that the Borrower or any of its Subsidiaries shall have filed with the Securities and Exchange Commission;

      (k)         (i)   as soon as possible and in any event within three (3)
            Business Days after the Borrower knows or has reason to know thereof, notice of the following events:

                        (A) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or any withdrawal, or the termination, reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or

                        (B) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any of its Domestic Subsidiaries, or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, or such reorganization or insolvency of, any Single Employer Plan or Multiemployer Plan; and

                  (ii) promptly upon the filing thereof, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Domestic Subsidiaries or any Commonly Controlled Entity with the Internal Revenue Service with respect to each Plan;

      (l) as soon as reasonably practicable after any Responsible Officer of the Borrower obtains knowledge of the commencement of, or of a written threat of the commencement of, an action, suit or proceeding against the Borrower or any of its Domestic Subsidiaries before any court or arbitrator or any Governmental Body, which action, suit or proceeding, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole, or on the ability of the Borrower to perform any of its agreements under any of the Financing Documents, information as to the nature of such pending or threatened action, suit or proceeding;

      (m) promptly upon receipt thereof, copies of each report submitted to the Board of Directors (or the Audit Committee thereof) of the Borrower by independent public accountants in connection with any annual, interim or special audit made by them of the consolidated financial statements of the Borrower and its Subsidiaries, including, without limitation, each report submitted to the Board of Directors (or the Audit Committee thereof) of the Borrower concerning the Borrower's accounting practices and systems and any final "management letter" submitted by such accountants to management in connection with the annual audit of the Borrower and its Subsidiaries;

      (n) promptly upon execution thereof, a copy of (i) each amendment to or modification or waiver of any instrument evidencing Debt for borrowed money, capital leases or letters of credit of the Borrower or any Domestic Subsidiary and (ii) of each letter or certificate delivered by the Borrower or the relevant Domestic Subsidiary showing the computation of compliance by the Borrower or the relevant Domestic Subsidiary with the requirements of such documents, together, in the case of clause (i), with a certificate from a Responsible Officer of the Borrower to the effect that such modification, amendment or waiver does not violate any of the terms of any of the Financing Documents;

      (o) from time to time such additional information regarding the Condition of the Borrower or any of its Domestic Subsidiaries or the Owned Real Property or Leased Real Property as the Lender may reasonably request;

      (p) use its best efforts to cause the Lender and its counsel, to be named on all lists for service maintained by the Court of documents, copies of motions, complaints, pleadings or other documentation filed with the Court in the Chapter 11 Case (except where disclosure is prohibited by Court order), and the Borrower agrees to send the Lender and its counsel copies of all emergency motions, complaints, pleadings and other filings at the same time such filings are made by the Borrower with the Court in the Chapter 11 Case;

      (q) from time to time as may be necessary (in the event that such information is not otherwise delivered by the Borrower to the Lender pursuant to this Agreement or made available to the Lender in the Chapter 11 Case), so long as there are obligations outstanding hereunder or under the other Financing Documents or the Termination Date has not occurred, the Borrower will disclose to the Lender in writing such Borrower's knowledge of any material matter hereafter arising which, if existing or occurring at the Closing Date, would have been required to be set forth or described in a Schedule or which is necessary to correct any information in any Schedule which has been rendered inaccurate thereby; it being understood that the disclosure of such matter shall not cure any Default or Event of Default or otherwise diminish or otherwise affect the rights and remedies of the Lender under this Agreement and the other Financing Documents;

      (r) By 12:00 noon, New York City time three (3) Business Days after the Friday of each week (and on any other date on which the Lender reasonably requests), a Borrowing Base Certificate setting forth the Borrowing Base and the other information required therein as of the Borrower's close of business on the Saturday of the preceding week with respect to Accounts, and as of the end of the most recent month that ended 15 days prior to the date of the Borrowing Base Certificate with respect to Inventory, together with such other information with respect to the Inventory and Accounts of the Borrower as the Lender may reasonably request;

      (s) In the case of Loans requested during the five (5) Business Day period described in Section 6.2(b)(i)(y), by 12:00 noon, New York City time on each day during such period, a Borrowing Base Certificate setting forth the Borrowing Base and the other information required therein as of the Borrower's close of business on each preceding day, together with such other information with respect to the Inventory and Receivables of the Borrower as the Lender may reasonably request; and

      (t) (i) promptly of any matters materially affecting the value, enforceability or collectibility of any Account in excess of $100,000.00 and of all material customer disputes, offsets, defenses, counterclaims, returns, rejections and reclaimed or repossessed merchandise or goods and
(ii) periodically, but no less frequently than monthly, of all matters affecting the value, enforceability or collectibility of any Account in excess of $50,000 and of all customer disputes, offsets, defenses, counterclaims, returns, rejections and reclaimed or repossessed goods.

      SECTION 5.2. PAYMENT OF OBLIGATIONS. Except as prohibited by the Orders and this Agreement or except to the extent that nonpayment has been excused by the Bankruptcy Code (it being agreed that no such exception to performance shall apply to repayment of the Loans and other amounts owing under the Financing Documents), the Borrower will, and will cause each of its Domestic Subsidiaries to, pay and discharge, as the same shall become due and payable, all their respective material obligations and liabilities (excluding any obligation to pay any Debt) including, without limitation (i) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, in any such case, if unpaid, might by law give rise to a Lien upon any of its property or assets, and (ii) all taxes, assessments and governmental charges or levies imposed upon it or upon its property or assets, and all lawful claims which, if unpaid, might by law become a Lien upon its property or assets, securing a claim or claims, which individually or in the aggregate, exceeds $50,000; PROVIDED, HOWEVER, that neither the Borrower nor any of such Domestic Subsidiaries shall be required to pay or discharge any such obligations, liabilities, tax, assessment, charge, claim, demands or levies referred to in clause (i) or (ii) of this Section 5.2 (excluding for the purposes of this proviso, any such obligations, liabilities, tax, assessment, charge, claim, demands or levies arising under or in connection with any subordinated Debt) prior to any attachment of any Lien with respect thereto or any event which would permit (after notice or lapse of time or both) the acceleration of the maturity of any such obligations or liabilities, if the same are diligently being contested in good faith and by proper proceedings (including, without limitation, negotiations), and the Borrower maintains and causes each Domestic Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any such obligation, liability, tax, assessment, charge, claim, demand or levy.

      SECTION 5.3.      MAINTENANCE OF PROPERTY; INSURANCE.

      (a) The Borrower will keep, and will cause each of its Domestic Subsidiaries to keep, all material property, including, without limitation, the Owned Real Property and the Leased Real Property, useful and necessary in its business in good working order and condition, subject to normal wear and tear.

      (b) The Borrower shall maintain, and shall cause each of its Domestic Subsidiaries to maintain, insurance with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower and its Subsidiaries operate and where any of the Real Property is located (and with such deductibles and levels of self-insurance as are usually maintained by owners of similar businesses and properties in the same general areas in which the Borrower and its Subsidiaries operate and where any of the Real Property is located and as are consistent with the Borrower's or such Subsidiary's practices as of the date of the execution and delivery hereof), provided that in any event the Borrower will maintain and will cause its Subsidiaries to maintain:

            (1) Property Insurance -- insurance against loss or damage covering all of the tangible real and personal property and improvements of the Borrower and its Subsidiaries (including, without limitation, the Real Property) by reason of any Peril in amounts (i) in the case of the fixed assets, plant and equipment as shall be reasonable and customary but in no event in an amount less than the amount applicable to such property or improvements necessary to avoid the insured named therein from becoming a co-insurer of any loss under such policy; and (ii) in the case of Inventory, not less than the greater of the fair market value thereof and the amounts necessary to avoid the insured named therein from becoming a co-insurer of any loss under such policy.

            (2) Automobile Liability Insurance for Bodily Injury and Property Damage -- insurance in respect of all vehicles (whether owned, hired or rented by the Borrower or any of its Subsidiaries) in such amounts as are then customary for vehicles used in connection with similar property and businesses, but in any event to the extent required by applicable law.

            (3) Comprehensive General Liability Insurance -- insurance against claims for bodily injury, death or property damage occurring on, in or about the facilities owned, leased or used by the Borrower and its Subsidiaries (including adjoining streets, sidewalks and waterways), in such amounts as are then customary for the type of business conducted by the Borrower and its Subsidiaries.

            (4) Workers' Compensation Insurance -- insurance (including employers' liability insurance) to the extent required by applicable law.

            (5) Product Liability Insurance -- insurance against claims for bodily injury, death or property damage resulting from the use of products sold by the Borrower or any of its Subsidiaries in such amounts as are then customarily maintained by responsible persons engaged in businesses similar to that of the Borrower and its Subsidiaries.

Such insurance shall be written by financially responsible companies selected by the Borrower and having an A.M. Best rating of "A-" or better and being in a financial size category of VIII or larger, or by other companies acceptable to the Lender and (other than workers' compensation insurance) shall name the Lender as loss payee (in the case of insurance described in item (1) above) or as an additional insured (in the case of the insurance described in items (2), (3) and (5) above), in each case as its interests may appear. Each policy referred to in this Section 5.3 shall provide that it will not be cancelled or reduced except after not less than 30 days' written notice to the Borrower and the Lender and shall also provide that the interests of the Lender shall not be invalidated by any act or negligence of the Borrower, any of its Subsidiaries or any Person having an interest in any facility owned, leased or used by the Borrower or any of its Subsidiaries or by occupancy or use of any facility owned, leased or used by the Borrower or any of its Subsidiaries for purposes more hazardous than permitted by such policy or by any foreclosure or other proceedings relating to any facility owned, leased or used by the Borrower or any of its Subsidiaries. The Borrower will advise the Lender promptly of any policy cancellation, reduction or amendment. The Lender shall not be obligated to pay any premiums with respect to any policy.

      (c) On the date of the Final Borrowing Order, the Borrower will deliver to the Lender certificates of insurance reasonably satisfactory to the Lender evidencing the existence of all insurance required to be maintained by the Borrower and its Subsidiaries hereunder.

      (d) Neither the Borrower nor any of its Subsidiaries will obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 5.3, unless the Lender is the additional insured thereunder, with loss payable as provided herein. The Borrower will immediately notify the Lender whenever any such separate insurance is obtained and shall deliver to the Lender the certificates evidencing the same. The Borrower will furnish to the Lender information describing in reasonable detail the insurance maintained by the Borrower and its Subsidiaries not later than thirty days after the effective date with respect to each policy of such insurance.

      SECTION 5.4. INSPECTION OF PROPERTY, BOOKS AND RECORDS. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of the Lender (including, without limitation, any accounting firm, legal counsel, consultant or other professional advisor to the Lender) at the expense of the Borrower to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired, upon reasonable advance notice to the Borrower. The Borrower will, and will cause each of its Domestic Subsidiaries, to permit the Lender and such professionals or other representatives of the Lender listed in the preceding sentence to conduct a physical Inventory count and/or valuation at the relevant locations of the Borrower and its Domestic Subsidiaries, provided that the Borrower shall cause to be conducted physical Inventory counts for the Borrower and its Domestic Subsidiaries consistent with past practice and in accordance with GAAP and shall promptly after it becomes available provide to the Lender a copy of the written results of such physical Inventory count.

      SECTION 5.5.      CONDUCT OF BUSINESS AND MAINTENANCE OF SUBSIDIARIES.

      (a) The Borrower will continue, and will cause each of its Subsidiaries to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and other lines of business related thereto, and, subject to Section 5.8, will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect, its corporate existence and all material rights, privileges and franchises necessary or desirable in the normal conduct of its business.

      (b) The Borrower will not, and will not permit any of its Subsidiaries (other than the issuance by Hexcel S.A. of stock as permitted by Section 2.14(a)) to, issue any shares of its capital stock or any other equity inter-ests, warrants to purchase any of the Borrower's or such Subsidiary's capital stock or other equity interests or securities or other debt instruments convertible into the capital stock or other equity interest of the Borrower or any of its Subsidiaries (except for securities or other debt instruments convertible only upon the effectiveness of the Reorganization Plan).

      SECTION 5.6.      DEBT; DEBT REPAYMENTS AND CANCELLATIONS.

      (a) The Borrower will not, and will not permit any of its Domestic Subsidiaries to, incur or at any time be liable with respect to any Debt (including, without limitation, any other financing under Section 364 of the Bankruptcy Code), or apply to the Court to do so, except:

            (i) Debt outstanding under this Agreement (including, without limitation, Debt incurred in connection with the issuance of Letters of Credit by the Bank) and the Note;

            (ii) Debt of the Borrower incurred prior to, and outstanding on, the Petition Date without giving effect to any extensions, renewals, refinancings, supplemental borrowings or other incurrences thereof (the "PRE-PETITION INDEBTEDNESS"), it being understood that all such Debt consisting of indebtedness for borrowed money, Capital Lease Obligations in excess of $200,000 or other Debt (other than Capital Lease Obligations) described in clauses (vii) or (xii) of the definition of Debt shall be permitted under this clause (ii) only to the extent listed on Part I of Schedule 5.6 hereto;

            (iii) Debt of Domestic Subsidiaries of the Borrower incurred prior to, and outstanding on, the Petition Date to the extent listed in Part II of Schedule 5.6 ("EXISTING SUBSIDIARY DEBT");

            (iv) intercompany Debt (but not any Guaranties thereof except contribution agreements in respect thereof in form satisfactory to the Lender) of the Borrower to a Domestic Subsidiary, incurred in the ordinary course of business consistent with their cash management practices in accordance with historic levels and past practice; PROVIDED that any Debt owed to a Domestic Subsidiary that is not a Wholly-Owned Subsidiary shall be pursuant to an arms' length agreement;

            (v) Debt incurred on and after the Petition Date by the Borrower and its Domestic Subsidiaries in the ordinary course of business to trade creditors and other Persons that does not constitute Debt for borrowed money;

            (vi) Debt (but not any Guaranties thereof) evidenced by foreign currency exchange contracts entered into in the ordinary course of business;

            (vii) Debt approved by the Court, not exceeding in the aggregate $200,000, incurred other than in the ordinary course of business;

            (viii) Guaranties by the Borrower with respect to the obligations of Knytex Company LLC in an amount not to exceed $3,000,000; and

            (ix) Debt incurred in connection with purchasing new Equipment which in no event shall exceed $2,000,000 in the aggregate.

      (b) Neither the Borrower nor any of its Subsidiaries shall make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by the way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) of any Pre-Petition Indebtedness or other pre-Petition Date obligations of the Borrower PROVIDED that subject to Section 6.2(b) the Borrower may (i) make regularly scheduled payments of obligations under Capital Leases that were in existence prior to the Petition Date, (ii) pay any interest on any Pre-Petition Indebtedness of the Borrower (whether in cash, in-kind securities or otherwise), (iii) create or permit any Lien on the Collateral pursuant to
Section 361 of the Bankruptcy Code; PROVIDED THAT any such Liens are junior to the Liens created for the benefit of the Lender hereunder and under the Orders, (iv) pay claims for wages, salaries and benefits to the extent approved by the Bankruptcy Court and (v) make adequate protection payments pursuant to Section 361 of the Bankruptcy Code, cure payments subject to
Section 365(b)(1)(A) and (B) of the Bankruptcy Code to the extent approved by the Bankruptcy Court and payments made without the knowledge of a Responsible Officer of the Borrower in respect of Pre-Petition Date obligations of the Borrower, so long as the aggregate amount of such adequate protection, cure payments and erroneous payments does not exceed $200,000, or such larger amount consented to by the Lender which consent shall not be unreasonably withheld or delayed. Nothing contained herein shall be construed to prevent any Foreign Subsidiary from paying any third-party Pre-Petition Date obligations which were erroneously billed to the Borrower.

      (c) Neither Borrower nor any of its Subsidiaries shall cancel any claim or Debt owing to it, except for reasonable consideration and in the ordinary course of business, other than the settlement of intercompany accounts with the Borrower.

      SECTION 5.7.      LIENS.

      (a) The Borrower shall not, and shall not permit any of its Domestic Subsidiaries to, create or permit to exist any Lien on any of its properties or assets (real or personal, tangible or intangible), and it shall not apply to the Court for the authority to do the foregoing, except that the foregoing shall not preclude (i) Permitted Liens in existence on the Petition Date as set forth in Schedule 5.7 and Permitted Liens arising after the Petition Date which are promptly disclosed in writing to the Lender, (ii) purchase money security interests with respect to new Equipment securing Debt in an aggregate amount not to exceed $2,000,000, which Liens shall attach only to the Equipment so purchased and shall secure amounts equalling no more than 90% of the purchase price of such Equipment and (iii) Liens (other than Permitted Liens) in existence on the Petition Date and described in Schedule 5.7 attached hereto, without giving effect to any extensions or replacements thereof (other than, in the event the assets subject to such Lien are sold or disposed of by the Borrower or any of its Subsidiaries in accordance with this Agreement, Liens on any replacements therefor) and in each case only to the extent of the Debt secured thereby on the Petition Date and (iv) Liens on Collateral, other than Inventory and Accounts, PARI PASSU with the Liens of the Lender in respect of the obligations arising under this Agreement and the other Financing Documents, securing obligations in an aggregate amount not to exceed $150,000.

      (b) Without limiting the provisions of Section 5.7(a) hereof, the Borrower shall not incur, create, assume, suffer or permit to exist any claim (other than in the circumstances specifically referred to in Section 2.13 but only to the extent therein described) or Lien or encumbrance against itself or any of its property or assets in the Chapter 11 Case to be PARI PASSU with or senior to the claim of the Lender against the Borrower in respect of the obligations arising under this Agreement and the other Financing Documents, or apply to the Court for authority so to do, except to the extent permitted herein.

      SECTION 5.8. CONSOLIDATIONS, MERGERS, ACQUISITIONS AND DISPOSITIONS OF ASSETS.

      (a) The Borrower will not consolidate or merge with or into any other Person. The Borrower will not permit any of its Subsidiaries to consolidate with or merge with or into any Person; PROVIDED that any such Subsidiary may consolidate with or merge with or into the Borrower or another Subsidiary of the Borrower if the corporation surviving such consolidation or merger is a Wholly-Owned Domestic Subsidiary of the Borrower and PROVIDED FURTHER that no Domestic Subsidiary may merge into a Foreign Subsidiary and PROVIDED STILL FURTHER THAT a Subsidiary the stock of which is pledged hereunder may only merge into another Subsidiary if the stock of the corporation surviving such merger is or becomes subject to the pledge hereunder. The Borrower shall not, and shall not permit any of its Subsidiaries to, acquire any asset or property, except (i) as permitted by the terms of Section 5.12 and (ii) in the ordinary course of business.

      (b) Neither the Borrower nor any of its Subsidiaries will make any Disposition of any of its assets to any other Person; PROVIDED that the Borrower or any of its Subsidiaries may make Dispositions of (i) Inventory or used, worn-out, surplus or obsolete equipment in the ordinary course of business, (ii) assets (other than the Pledged Stock or other Investments in any Subsidiary, joint venture or partnership) for cash consideration of an aggregate amount not in excess of $10,000,000 during any Fiscal Year in arms-length transactions for not less than the fair market value of the assets disposed of, (iii) property listed on Schedule 5.8 or otherwise disclosed in writing to the Lender prior to the date hereof and (iv) its assets to the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower.

      SECTION 5.9. FURTHER ASSURANCES. The Borrower from time to time shall, or shall cause its Subsidiaries to, execute, deliver, record, register and file all such notices, statements and other documents and take such other steps, including but not limited to the amendment of the Financing Documents and any financing statements prepared thereunder, as may be reasonably necessary or advisable, or that the Lender may reasonably request, to render fully valid and enforceable under all applicable laws, the rights, liens and priorities of the Lender with respect to all security from time to time furnished under this Agreement, the Orders or intended to be so furnished, in each case in such form and at such times as shall be reasonably satisfactory to the Lender.

      SECTION 5.10. RESTRICTED PAYMENTS. The Borrower shall not declare, set aside or make, or permit any of its Domestic Subsidiaries to declare, set aside or make, any Restricted Payment.

      SECTION 5.11.     FINANCIAL COVENANTS.

      (a) MINIMUM EBITDA. The Borrower will not permit EBITDA for each fiscal period set forth below to be less than the amount set forth opposite such period:


- -------------------------------------------------------------------------------
                  Fiscal Period                           Amount
- -------------------------------------------------------------------------------
   November 1, 1993 - November 30, 1993               $ (1,000,000)
- -------------------------------------------------------------------------------
   December 1, 1993 - December 31, 1993               $ (2,500,000)
- -------------------------------------------------------------------------------
   December 1, 1993 - January 30, 1994                $ (4,500,000)
- -------------------------------------------------------------------------------
   December 1, 1993 - February 27, 1994               $ (6,000,000)
- -------------------------------------------------------------------------------
   December 1, 1993 - April 3, 1994                   $ (7,000,000)
- -------------------------------------------------------------------------------
   December 1, 1993 - May 1, 1994                     $ (8,500,000)
- -------------------------------------------------------------------------------
   December 1, 1993 - May 29, 1994                    $(10,000,000)
- -------------------------------------------------------------------------------
   January 1, 1994 - July 3, 1994                     $ (9,000,000)
- -------------------------------------------------------------------------------
   January 31, 1994 - July 31, 1994                   $ (8,000,000)
- -------------------------------------------------------------------------------
   February 28, 1994 - August 28, 1994                $ (7,500,000)
- -------------------------------------------------------------------------------
   For each consecutive six fiscal month
   period beginning after February 28, 1994           $ (7,500,000)
- -------------------------------------------------------------------------------

      (b) CAPITAL EXPENDITURES. The Borrower and its Domestic Subsidiaries will not permit Capital Expenditures for each fiscal period set forth below to exceed the amount set forth opposite such period;


- -------------------------------------------------------------------------------
                  Fiscal Period                           Amount
- -------------------------------------------------------------------------------
   November 1, 1993 - November 30, 1993                 $  500,000
- -------------------------------------------------------------------------------
   December 1, 1993 - December 31, 1993                 $  750,000
- -------------------------------------------------------------------------------
   December 1, 1993 - January 30, 1994                  $2,000,000
- -------------------------------------------------------------------------------
   December 1, 1993 - February 27, 1994                 $3,000,000
- -------------------------------------------------------------------------------
   December 1, 1993 - April 3, 1994                     $3,750,000
- -------------------------------------------------------------------------------
   December 1, 1993 - May 1, 1994                       $4,500,000
- -------------------------------------------------------------------------------
   December 1, 1993 - May 29, 1994                      $5,200,000
- -------------------------------------------------------------------------------
   December 1, 1993 - July 3, 1994                      $6,900,000
- -------------------------------------------------------------------------------
   December 1, 1993 - July 31, 1994                     $7,500,000
- -------------------------------------------------------------------------------
   December 1, 1993 - August 28, 1994                   $9,150,000
- -------------------------------------------------------------------------------
   December 1, 1993 - October 2, 1994                  $10,000,000
- -------------------------------------------------------------------------------
   December 1, 1993 - October 30, 1994                 $11,000,000
- -------------------------------------------------------------------------------
   December 1, 1993 - November 27, 1994                $12,000,000
- -------------------------------------------------------------------------------
   For each consecutive twelve fiscal month
   period beginning after December 1, 1993             $12,000,000
- -------------------------------------------------------------------------------

      SECTION 5.12. LIMITATIONS ON INVESTMENTS. The Borrower will not, and will not permit any of its Domestic Subsidiaries to, make or acquire any Investment in any Person except in the ordinary course and other than:

      (a)   currency swap agreements which are permitted by Section 5.6(a)(vi);

      (b) advances to employees, officers or agents of the Borrower or any of its Subsidiaries for travel, relocation and other reasonable and ordinary business expenses in an aggregate amount from time to time outstanding not to exceed $75,000;

      (c) intercompany advances permitted under Section 5.6(a)(iv); PROVIDED HOWEVER that with respect to advances to the Foreign Subsidiaries and Investments in Hexcel DIC through Hexcel Technologies in no event shall such amounts together with amounts paid under Section 5.17 in respect of indemnification of officers and directors of Foreign Subsidiaries and amounts guaranteed under Section 5.6(a)(viii) exceed $7,500,000 and with respect to advances to the Domestic Subsidiaries in no event shall such amount exceed $600,000; PROVIDED, HOWEVER, that the Borrower may make Investments in Hexcel Knytex LLC pursuant to the Guaranty permitted by Section 5.6(a)(viii) in an amount not to exceed $3,000,000 and such amount shall not be included in determining compliance with the foregoing proviso;

      (d) Investments, with the consent of the Lender, received by the Borrower as a result of or as part of any disposition of assets permitted under Section 5.8 which consent shall not be unreasonably withheld or delayed;

      (e) Investments required pursuant to the terms of any joint venture agreement in existence as of the date hereof, PROVIDED, HOWEVER, that in no event shall such amount exceed $600,000;

      (f) Investments in Hexcel DIC through Hexcel Technologies in amount not to exceed $200,000;

      (G) At any time when the amount of Loans outstanding is equal to zero, Permitted Investments; and

      (H) Investments by the Borrower in the Foreign Subsidiaries representing accounts receivable from such Foreign Subsidiaries in an amount not to exceed $7,000,000.

      SECTION 5.13. FISCAL YEAR; ACCOUNTING PRACTICES. The Borrower shall not change its fiscal year from that set forth in the definition of Fiscal Year. The Borrower will not, except as may be required by reason of a change in GAAP, change the accounting principles and practices reflected in the financial statements referred to in Section 4.4(a) in any manner which would materially affect any accounting determination contemplated by this Agreement.

      SECTION 5.14.     USE OF PROCEEDS AND CASH COLLATERAL.

      (a) The proceeds of the Borrowings consisting of Loans under this Agreement shall be applied to the Borrower's general corporate purposes, subject to the restrictions and permissions contained in Section 4.19 and
Section 5.6; PROVIDED HOWEVER that with respect to the Foreign Subsidiaries in no event shall such amount exceed $7,500,000.

      (b) None of such proceeds will be used in violation of any applicable Law or regulation, and no use of such proceeds for general corporate purposes will include any use thereof, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

      (c) So long as no Event of Default shall have occurred and be continuing, the Borrower is authorized to use the Lender's Cash Collateral for general corporate purposes subject to the permissions and restrictions contained in this Agreement regarding the use of proceeds of Loans under this Agreement. Upon the occurrence and during the continuance of an Event of Default under this Agreement, the Borrower shall be authorized to use the Lender's Cash Collateral (i) to pay the Carved Out Fees as provided in Section
2.13 and (ii) otherwise only on the limited terms and conditions contained in
Section 6.2.

      SECTION 5.15.     AMENDMENT OF DEBT AND CORPORATE DOCUMENTS.  The
Borrower will not permit any of its Domestic Subsidiaries to, consent to any amendment, modification, supplement, waiver or termination of any of the documentation governing any of the Pre-Petition Indebtedness without the prior written consent of the Lender if such amendment, supplement, waiver or termination would have a materially adverse effect on the Condition of the Borrower and its Domestic Subsidiaries, taken as a whole. The Borrower will not, and will not permit any of its Subsidiaries to, amend or modify its Certificate of Incorporation or Bylaws to amend any provisions with respect to its capital stock without the approval of the Lender.

      SECTION 5.16. LEASE PAYMENTS. Neither the Borrower nor any of its Domestic Subsidiaries will incur or assume (whether pursuant to a Guaranty or otherwise) any liability for rental payments (exclusive of any liabilities pursuant to "capital leases" as defined in accordance with GAAP) under a Real Property Lease or other lease or sublease of personal or intangible property with a lease term (as defined in Financial Accounting Standards Board Statement No. 13, as in effect on the date hereof) of more than one year if, after giving effect thereto, the aggregate amount of minimum lease and sublease payments that the Borrower and its Domestic Subsidiaries have so incurred or assumed exceeds the amounts set forth in the table below:


- -------------------------------------------------------------------------------
                     Fiscal Year                  Lease Payments
- -------------------------------------------------------------------------------
                        1994                        $5,000,000
- -------------------------------------------------------------------------------
                        1995                        $5,000,000
- -------------------------------------------------------------------------------

      SECTION 5.17. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly:
(i) make any Investment in an Affiliate except as permitted by Section 5.12;
(ii) sell, lease or otherwise transfer any assets to an Affiliate;
(iii) purchase or acquire assets from an Affiliate; or (iv) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guaranties and assumptions of obligations of an Affiliate); PROVIDED that the Borrower or a Subsidiary of the Borrower may, unless otherwise prohibited by this Agreement, enter into any such transaction with an Affiliate in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower or such Subsidiary as the monetary or business consideration which would be obtained in a comparable arm's length transaction with a Person not an Affiliate and PROVIDED FURTHER that the Borrower or a Subsidiary may indemnify any officer and director for liability incurred in their capacity as officer or director of the Borrower or a Subsidiary other than liability resulting from their gross negligence or willful misconduct but in no event shall any payment hereunder with respect to officers and directors of Foreign Subsidiaries together with amounts paid under Sections 5.12(c), Section 5.6(a)(viii) and Section 5.12(f) exceed $7,500,000. In addition to those Persons included within the definition of Affiliate set forth in Section 1.1 hereof, for purposes of this Section 5.17, an "Affiliate" of a Person shall also be deemed to include any 5% or more stockholder of such Person.

      SECTION 5.18. COMPLIANCE WITH ERISA. The Borrower will not, and will cause each of its Domestic Subsidiaries not to (a) terminate any Plan so as to result in any material liability to the PBGC, (b) engage in any Prohibited Transaction or permit the occurrence of any other act or omission involving any Plan which collectively could result in a material liability for an excise tax or civil penalty in connection therewith or result in the imposition of a Lien under Section 412(n) of the Code, (c) incur or suffer to exist any material "Accumulated Funding Deficiency" (as defined in Section
302 of ERISA) whether or not waived, involving any Plan or fail to make any required contribution or installment thereof, (d) adopt any Plan or amend any existing Plan, except as required by law, which could result in a material and adverse effect on the Condition of the Borrower or any of its Subsidiaries or which could result in the imposition of a Lien under Section 401(a)(29) of the Code or (e) allow or suffer to exist any event or condition which, individually or in the aggregate, presents a risk of incurring a material liability to the PBGC or to a Multiemployer Plan by reason of the termination of or withdrawal from any such Plan.

      SECTION 5.19. SALES AND LEASEBACKS. The Borrower shall not, and shall not permit any of its Domestic Subsidiaries to, enter into any arrangement with any Person or to which such Person is a party providing for the leasing by the Borrower or any of its Domestic Subsidiaries of any Owned Real Property and/or Leased Real Property and/or personal property that has been or is to be sold or transferred by the Borrower or any of its Domestic Subsidiaries to such Person (or an entity with which such Person has an interest, directly or indirectly, with such Person as investor or lender) to whom funds have been or are to be advanced by a lender, investor or any other Person on the security of such property or rental obligations of the Borrower or any of its Domestic Subsidiaries.

      SECTION 5.20.     REAL ESTATE.

      (a) The Borrower and its Domestic Subsidiaries covenant and agree that, to the extent not excused by the Bankruptcy Code, with respect to any Principal Real Property Lease (i) except to the extent the Borrower determines to reject such Lease or is considering such rejection pursuant to Section 365 of the Bankruptcy Code, promptly to perform and observe all of the material terms, covenants, agreements and conditions required to be performed and observed by the Borrower or its Domestic Subsidiary under any Principal Real Property Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder and (ii) promptly to notify the Lender of any default by the Borrower or its Domestic Subsidiary under any Principal Real Property Lease in the performance or observance of any of the material terms, covenants, agreements or conditions on the part of the Borrower or its Domestic Subsidiary to be performed or observed thereunder or of the giving of any notice by the lessor under any Principal Real Property Lease to the Borrower or its Domestic Subsidiary (x) claiming such a default or (y) of such lessor's intention to exercise any remedy reserved to the lessor thereunder. Upon the failure by the Borrower or any applicable Domestic Subsidiary of the Borrower so to perform, observe or comply with any of the foregoing, the Lender, may, after 10 days' notice to the Borrower (except in emergencies), effect or pay the same to the extent necessary or advisable to protect the Lender's interests in the Collateral; but the same shall in no event be deemed a waiver of the obligations and liabilities of the Borrower or any Domestic Subsidiary of the Borrower hereunder. All sums, including reasonable attorneys' fees, so expended by the Lender, or to protect or enforce any of the rights of the Lender hereunder, shall be paid by the Borrower to the Lender within five days after demand.

      (b) "Principal Real Property Leases" as used herein means those Real Property Leases set forth on Schedule 4.22 which are so indicated thereon as constituting Principal Real Property Leases.

      (c) The Borrower shall, or shall cause its appropriate Domestic Subsidiary to, notify the Lender prior to assuming or rejecting any Real Property Lease in the Chapter 11 Case.

      SECTION 5.21. LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.

      The Borrower will not, and will not permit any of its Subsidiaries to, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any Subsidiary to make payments in respect of any Debt or trade payable owed to the Borrower or any of its Subsidiaries (other than as permitted or required by any of the Financing Documents or the Court and other than the promissory note owed by Hexcel S.A. to the Borrower); PROVIDED, HOWEVER, that the following restrictions shall not be prohibited pursuant to this Section 5.21: consensual encumbrances or restrictions binding upon any Person at the time such Person becomes a Subsidiary of the Borrower so long as such encumbrances or restrictions are not created, incurred or assumed in contemplation of such Person becoming a Subsidiary of the Borrower.

      SECTION 5.22. COMPLIANCE WITH LAWS. Except to the extent compliance is excused by the Bankruptcy Code, the Borrower and each of its Subsidiaries will comply with all Laws, rules and regulations applicable to the Borrower and/or any of its Subsidiaries and/or any of the Real Property or any material amount of the Collateral (including, without limitation, Environmental Laws, OSHA and other health safety laws, rules and regulations), except for any absence of compliance which, individually or in the aggregate, could not reasonably be expected to have a material and adverse effect on the Condition of the Borrower and its Subsidiaries, taken as a whole.

      SECTION 5.23. CHARTER AMENDMENTS. Neither the Borrower nor any of its Subsidiaries whose shares pledged hereunder shall amend or modify its charter, by-laws or any other constituent documents in a manner so as to restrict the transfer of its shares or the voting or dividend rights of its shareholders or in any other manner which could adversely affect the Lender's rights in, or the value of, the Pledged Stock.

      SECTION 5.24. MAINTENANCE OF DEPOSIT ACCOUNTS; TRANSFER OF DEPOSITS, FOREIGN DEPOSIT ACCOUNTS.

      (a) Neither the Borrower nor any of its Domestic Subsidiaries shall establish or maintain any Deposit Account with any financial institution other than Chemical Bank or the Lender; PROVIDED that the Borrower and its Subsidiaries may maintain Controlled Depository Accounts.

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

      (b) As soon as possible and in no event later than three (3) Business Days following the Closing Date, the Borrower shall establish, or cause to be established, and maintain, until the Commitment has been terminated and all obligations hereunder have been paid in full in cash, a cash management system in all respects satisfactory to the Lender and reasonably consistent with this
Section 5.24(b). The Borrower agrees that such cash management system shall result in the Lender having dominion and control over the Borrower's Deposit Accounts, and the Borrower shall take all action necessary or advisable to do so. The Borrower agrees that the cash management system established pursuant to the first sentence in this Section 5.24(b) will require, among other things, that the Borrower and its Domestic Subsidiaries cause all payments and proceeds received or derived from or in connection with the operation or business of the Borrower or any of its Domestic Subsidiaries, together with all payments constituting proceeds of any asset and all other amounts received by the Borrower or any of its Domestic Subsidiaries from any source whatsoever (the "Revenues") to be deposited into Controlled Depository Accounts in the ordinary course of business. Any checks, cash, notes or other instruments or property received by the Borrower with respect to any Accounts shall be held by the Borrower in trust for the Lender, separate from the Borrower's own property and funds, and immediately turned over to the Lender with proper assignments or endorsements by deposit to Controlled Depository Accounts. Funds shall be transferred daily from the Controlled Depository Accounts to the Cash Concentration Account as set forth in Section 2.10 above. All amounts received by the Lender in the Cash Concentration Account shall be credited to the Borrower's Account upon the Lender's receipt of "collected funds" in Dollars on the Business Day of receipt if received no later than 2:00 p.m. (New York Time) or on the next succeeding Business Day if received after 2:00 p.m. (New York Time). No checks, drafts or other instrument received by the Lender shall constitute final payment to the Lender unless and until such instruments have actually been collected. It is understood and agreed that the Borrower shall (i) assume the risk of foreign currency fluctuations and (ii) assume all costs in converting foreign currency into Dollars. Promptly after a request by the Lender, the Borrower agrees to enter into such amendments to this Agreement as the Lender may reasonably require to incorporate the terms of the cash management system into this Agreement.

      (c) None of the Borrower nor any of its Domestic Subsidiaries shall maintain at any time Revenues in Deposit Accounts located outside the United States aggregating in excess of $50,000 for all such foreign Deposit Accounts.

      (d) Neither the Borrower nor any of its Domestic Subsidiaries shall maintain a balance at the close of business of each day in excess of $10,000 in any disbursement account.


                                   ARTICLE 6
                                   DEFAULTS

      SECTION 6.1. DEFAULTS. Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or order from, the Court, the occurrence of any one or more of the following events, regardless of the reason therefor, shall constitute an "EVENT OF DEFAULT" hereunder:

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

      (a) the Borrower shall fail to pay when due any principal of any Loan or Note or any Reimbursement Obligation, or shall fail to pay within two days of the due date thereof any fees, expenses or other amount payable hereunder or under the Note; or

      (b) the Borrower shall fail (i) to deposit into the Controlled Deposit Accounts, any payments or proceeds received by the Borrower or its Subsidiaries as required by Section 5.24 or (ii) to observe or perform any other covenant or obligation contained in Article 5, other than Sections 5.1 (except for 5.1(h)), 5.2, 5.3, 5.4, 5.5(a), 5.13 and 5.17, inclusive; or

      (c) the Borrower shall fail to observe or perform any of its covenants or agreements contained herein or in any of the other Financing Documents (other than those covered by paragraph (a) or (b) above or (e) or (f) below) for 15 days after notice from the Lender; or

      (d) any representation, warranty, certification or statement made by the Lender in any of the Financing Documents or in any certificate, financial statement or other document delivered pursuant thereto shall have been incorrect in any material respect when made (or deemed made); or

      (e) the entry of an order appointing an interim or permanent trustee in the Chapter 11 Case or the appointment of an examiner in the Chapter 11 Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Borrower; or

      (f) the entry of an order dismissing the Chapter 11 Case or converting the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code; or

      (g) the entry of an order granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (i) to allow any creditor to execute upon or enforce a Lien on any other property or assets of the Borrower or (ii) with respect to any Lien on any property or assets of the Borrower to, any state or local environmental or regulatory agency or authority, if, in the case of either clause (i) or (ii), the fair market value of the properties or other assets subject to such Lien exceeds $500,000 or the fair market value of all such properties or assets subject to Liens with respect to which relief from or modification of the automatic stay has been granted since the Petition Date exceeds $1,000,000 in the aggregate; or

      (h) the entry of an order without the prior written consent of the Lender (i) granting any administrative expense claim (other than those specifically referred to in Sections 2.13 and 5.7) or Lien having an priority over or being PARI PASSU with the administrative expense claim priority of the Obligations hereunder or the Liens securing such Obligations or (ii) otherwise amending, supplementing, staying for a period in excess of 10 days, vacating or otherwise modifying any of the Orders or this Agreement or any other Financing Document or any of the Lender's other rights, benefits, privileges or remedies under the Orders, this Agreement or any other Financing Document, or staying any of the Orders for a period in excess of 10 days, or substantively consolidating the Borrower with any Person; or

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

      (i) the Borrower shall file an application for the approval of any other administrative expense claim (other than those specifically referred to in Sections 2.13 and 5.7) or Lien having any priority over, or being PARI PASSU with, the administrative expense priority of the obligations arising under this Agreement and the other Financing Documents or Liens securing such obligations; PROVIDED, HOWEVER, that this Section 6.1(i) shall not apply to a subsequent debtor in possession financing or exit financing that will, in either such case, provide for the payment in full in cash of all obligations under this Agreement and the other Financing Documents, including, without limitation, the cash collateralization or replacement of any outstanding Letters of Credit; or

      (j) any Subsidiary of the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or shall admit in writing its general inability to pay, its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

      (k) an involuntary case or other proceeding shall be commenced against any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against a Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

      (l) (a) any Person shall engage in any Prohibited Transaction involving any Plan, (b) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Person shall fail to make any required contribution or installment to any Plan, (c) a Reportable Event shall occur with respect to, or proceedings shall have commenced to have a trustee appointed, or a trustee shall be appointed or any event described in Section 4042 of ERISA shall have occurred, which Reportable Event or commencement of proceedings or appointment of a trustee or event is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or any notice of intent to terminate any Single Employer Plan filed with the PBGC or shall have been received from the PBGC, (e) the Borrower, any Domestic Subsidiary or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the reorganization (within the meaning of Section 4241 of ERISA) or termination (within the meaning of Sections 4041A and 4042 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of, a Multiemployer Plan, (f) any material claim (other than routine claims for benefits) shall be asserted against any Plan (other than a Multiemployer Plan) or its assets or against the Borrower, any Domestic Subsidiaries or any Commonly Controlled Entity in connection with any such Plan, (g) any Single Employer

Plan shall be disqualified or (h) any other event or condition shall exist with respect to a Plan; and in each case in clauses (a) through (h) above, such event or condition, together with all other such events or conditions, if any, would subject any of the Borrower or its Domestic Subsidiaries or any Commonly Controlled Entity to any tax, penalty or other liabilities that in the aggregate would result in a material adverse effect on the Condition of the Borrower, its Domestic Subsidiaries or any Commonly Controlled Entity; or

      (m) any non-monetary judgment or order with respect to a post-Petition Date event shall be rendered against the Borrower which could reasonably be expected to result in a Condition that could have a material adverse effect on the ability of the Borrower to perform any of its prepayment or other obligations hereunder or under any other Financing Document and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

      (n) any event which results in the Lender failing to have the security interest which purports to be created by Section 2.14 or Section 2.15; or

      (o) other than as permitted by Sections 2.14(a) or 5.5(b), if the Borrower ceases to own the percentage of the outstanding capital stock of any Subsidiary that it owns in each such case on the Closing Date; or

      (p) any judgment, writ, warrant of attachment or any similar process of a nature which would require inclusion on Schedule 4.5 (had it arisen and been known on the Closing Date) is entered or filed against the Borrower or any Subsidiary or against any of their respective assets, and remains unvacated, unbonded or unstayed for thirty (30) days or is unvacated, unbonded or unstayed at any time which is within ten (10) days prior to the date on which such assets may be lawfully sold to satisfy such judgment and the amount of which, when considered with all such events occurring subsequent to the Closing Date and remaining unvacated, unbonded and unstayed, exceeds $500,000 in the aggregate outstanding at any one time.

      SECTION 6.2.      REMEDIES UPON AN EVENT OF DEFAULT.

      (a) In the case of an Event of Default specified in Section 6.1(b)(i), 6.1(h)(i), 6.1(i) and 6.1(n) then in any such event (notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or receipt of an order from, the Court) the Lender may (unless prior thereto such event has been cured) by notice to the Borrower
(i) terminate the Commitments of the Lender to honor any further requests for Loans or incur any additional Letter of Credit Liabilities and the Commitment shall thereupon terminate, (ii) declare the Note and the Loans (together with accrued interest thereon) and all other amounts payable hereunder or under any other Financing Document to be, and such Note, Loans (together with accrued interest thereon) and all other amounts payable hereunder or under any other Financing Document (including, without limitation, the maximum amount that may be payable under any and all outstanding Letter of Credit Liabilities (which may be satisfied either by such Letters of Credit being returned for cancellation or being prepaid or cash collateralized in an amount equal to (x) one hundred and five percent (105%) of such Letter of Credit

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

Liabilities plus (y) an amount equal to future fees through the expiry dates thereof in accordance with Sections 2.7(c) and 2.11(c)) and other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise in respect of the Collateral any all of the rights and remedies of a secured party on default under the UCC including the right to dispose of the same at a public or private sale and with respect to Accounts, to notify any and all Account Debtors to direct all payments due to the Borrower to the Lender or to a Controlled Deposit Account, and (iv) exercise any or all rights of set-off, banker's lien or counter-claim provided in Section 7.4, and the Borrower shall be authorized to use Lender's Cash Collateral only (a) to pay the Carved Out Fees as provided in Section 2.13 and (b) for the repayment of the Obligations arising under this Agreement or the other Financing Documents and shall not be authorized to use the Lender's Cash Collateral for any other purpose without the consent of the Lender or pursuant to an order of the Court; PROVIDED, THAT, notwithstanding any other notice requirements contained in the Bankruptcy Code or applicable rules, upon the giving or receipt of a Termination Notice, as the case may be, (a) the Borrower may seek an order of the Bankruptcy Court on not less than two (2) Business Days' written notice to the Lender to seek to stay the Lender's exercise of its remedies after the date of such order and/or for the use of the Lender's Cash Collateral pursuant to Section 363 of the Bankruptcy Code and (b) the Lender may seek an order of the Bankruptcy Court on not less than two (2) Business Days' notice to the Borrower for such relief as Lender may request. At any hearing before the Bankruptcy Court on a motion filed and noticed by the Borrower or the Lender in accordance with the preceding sentence, the other party may be heard on any motion filed by it in accordance with the preceding sentence prior to such hearing.

      (b)   (i)   In the case of an Event of Default other than as specified in Section 6.1(b)(i), 6.1(h)(i), 6.1(i), 6.1(n), 6.1(e), 6.1(f) or 6.1(h)(ii),
then (notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or notice to, or receipt of an order from, the Court) unless prior thereto such event has been cured (i) Lender may, pursuant to a Termination Notice given to Borrower, terminate the Commitment of the Lender to incur any additional Letter of Credit Liabilities and (ii) Lender's obligations to make Loans hereunder shall be deemed modified for a period of five (5) Business Days after delivery of such notice by the Lender, so that
(x) the aggregate principal amount of Loans and Letter of Credit Liabilities outstanding as of the date of the Termination Notice shall not increase and
(y) the amount by which the Borrowing Base exceeds the aggregate principal amount of Loans and Letter of Credit Liabilities outstanding on any subsequent date shall not be less than the excess of the Borrowing Base over the aggregate amount of Loans and Letter of Credit Liabilities on the date of the Termination Notice. After the expiration of such five (5) Business Day period, the Lender's Commitment to make Loans hereunder shall be terminated.

            (ii) If an Event of Default described in Section 6.1(b)(i) has not been cured within five (5) Business Days or upon the occurrence of an Event of Default specified in Sections 6.1(e), 6.1(f) or 6.1(h)(ii), then (notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or receipt of an order form, the Court) the Lender may, pursuant to a Termination Notice given to the Borrower, (i) terminate the Commitments of the Lender to honor any further requests for Loans or incur any additional

Letter of Credit Liabilities and the Commitment shall thereupon terminate and
(ii) declare the Note and the Loans (together with accrued interest thereon) and all other amounts payable hereunder or under any other Financing Document to be, and such Note, Loans (together with accrued interest thereon) and all other amounts payable hereunder or under any other Financing Document (including, without limitation, the maximum amount that may be payable under any and all outstanding Letter of Credit Liabilities (which may be satisfied either by such Letters of Credit being returned for cancellation or being prepaid or cash collateralized in an amount equal to (x) one hundred and five percent (105%) of such Letter of Credit Liabilities plus (y) an amount equal to future fees through the expiry dates thereof in accordance with Sections 2.7(c) and 2.11(c)) and other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Borrower shall be authorized to use Lender's Cash Collateral only (a) to pay the Carved Out Fees as provided in 2.13 and (b) for the repayment of the Obligations arising under this Agreement or the other Financing Documents and shall not be authorized to use the Lender's Cash Collateral for any other purpose without the consent of the Lender or pursuant to an order of the Court; PROVIDED, THAT, notwithstanding any other notice requirements contained in the Bankruptcy Code or applicable rules, upon giving or receiving of a Termination Notice, as the case may be, (a) the Borrower may seek an order of the Bankruptcy Court on not less than two (2) Business Days' written notice to Lender for the use of the Lender's Cash Collateral pursuant to
Section 363 of the Bankruptcy Code and (b) the Lender may seek an order of the Bankruptcy Court on not less than two (2) Business Days' notice to the Borrower for relief from the automatic stay in accordance with Section 362 of the Bankruptcy Code to exercise in respect of the Collateral any and all remedies of a secured party on default under the UCC including the right to dispose of the same at a public or private sale and with respect to Accounts, to notify any and all Account Debtors to direct all payments due to the Borrower to the Lender or to a Controlled Deposit Account and to exercise any and all rights of set-off, banker's lien or counter-claim provided in Section 7.4 and any other such relief as Lender may request; PROVIDED FURTHER THAT no Termination Notice shall be required under this Section 6.2(b)(ii) if a Termination Notice shall have been delivered pursuant to Section 6.2(b)(i) and five (5) Business Days have elapsed after the Lender's giving of such notice. At any hearing before the Bankruptcy Court on a motion filed and noticed by the Borrower or the Lender in accordance with the preceding sentence, the other party may be heard on any motion filed by it in accordance with the preceding sentence prior to such hearing.

      (c) To the extent that such relief would be in any way inconsistent with the rights and remedies of the Borrower or the Lender under Section 6.2(a) or (b), the Borrower waives its right to seek relief under Bankruptcy Code Section 105 or any other provision of the Bankruptcy Code. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and not alternative.

      SECTION 6.3. CASH COVER. The Borrower hereby agrees, in addition to the provisions of Section 6.1 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Lender (and in the case of any Event of Default specified in paragraph (h) of Section 6.1, forthwith, without any demand or the taking of any

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

other action by the Lender), it shall return to the Bank undrawn and marked cancelled all outstanding Letters of Credit or pay to the Bank an amount in immediately available funds (which funds shall be held as collateral hereunder) equal to (y) one hundred and five percent (105%) of the then aggregate amount of Letter of Credit Liabilities, PLUS (z) an amount equal to the amount of all fees that would accrue pursuant to Section 2.11(c) in respect of such Letters of Credit through the expiry thereof.

      SECTION 6.4. NOTICE OF DEFAULT. The Lender shall give notice to the Borrower of any intention to terminate or modify its Commitment (the "Termination Notice") under Section 6.2.


                                   ARTICLE 7
                                 MISCELLANEOUS

      SECTION 7.1. NOTICES. All notices, requests and other communications to any party under this Agreement shall be in writing or, in the case of a Notice of Borrowing, by telephone confirmed the same day in writing (including bank wire, telex or similar writing) and shall be given to such party at its address, telecopy or telex number set forth below its name on the signature pages hereto or such other address, telecopy or telex number as such party may hereafter specify for the purpose by notice to the Lender and the Borrower; PROVIDED HOWEVER that the Borrower is not obligated to send copies of notices under Section 5.1(a), (b), (c), (d), (e), (f), (g), (i),
(j), (k)(ii), (m), (n), (r), (s) or (t) to the counsel listed on the signature pages thereto. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified pursuant to this Section 7.1 and the appropriate answerback is received, (ii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified pursuant to this Section 7.1, (iii) if given by registered or certified mail, return receipt requested, 72 hours after such communication is deposited in the mails with postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified pursuant to this Section 7.1; PROVIDED that notices to the Lender under Article 2 shall not be effective until received.

      SECTION 7.2. NO WAIVERS. No failure or delay by the Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Financing Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 7.3.      EXPENSES; DOCUMENTARY TAXES; INDEMNIFICATION.

      (a) The Borrower shall pay (i) all of the Lender's fees (as agreed upon by the Lender and the Borrower) and all out-of-pocket expenses of the Lender, including, without limitation, recording taxes, fees and other charges, travel expenses and all reasonable fees, disbursements and other charges of accountants, counsel and other consultants and professional advisors to the

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

Lender and the costs of auditing the Inventory and Accounts that comprise the Borrowing Base, including, without limitation, O'Melveny & Myers, local counsel, foreign counsel, environmental and trademark and patent counsel and consultants, in connection with the preparation of the Financing Documents, any waiver or consent thereunder or any amendment thereof or any Default or Event of Default or alleged Default or Event of Default thereunder and the Chapter 11 Case (including, without limitation, the on-going monitoring by the Lender and its counsel of the Chapter 11 Case, including attendance by the Lender and its counsel at hearings or other proceedings and the on-going review of documents filed with the Court in respect thereof) and the Lender's interests with respect to the Borrower (including, without limitation, the on-going review of the Borrower's business, assets, operations, prospects or financial condition as the Lender shall deem necessary), the Pledged Stock or the obligations owed to the Lender arising under the Financing Documents; and (ii) if any Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Lender, including reasonable fees and disbursements and other charges of counsel, in connection with the such Event of Default and collection and other enforcement proceedings resulting therefrom. All amounts payable by the Borrower pursuant to this
Section 7.3 shall be paid promptly upon receipt by the Borrower of an invoice relating to such amounts and in any event shall be due within the meaning of
Section 6.1(a) on the 30th day following the date of such invoice, without further demand or other action. The Borrower shall indemnify the Lender against any transfer taxes, documentary taxes, assessment or charges (other than income and franchise taxes based on or measured by the net income of the Lender) made by any governmental authority by reason of the execution and delivery of the Financing Documents.

      (b) In addition to the payment of expenses pursuant to Section 7.3(a), whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend, indemnify, pay and hold the Lender, and the officers, directors, employees, agents and affiliates of the Lender (collectively called the "INDEMNITEES") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, admini-strative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby (including without limitation Lender's agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans) or the statements contained in the Commitment Letter delivered by the Lender to the Borrower with respect thereto (collectively called the "INDEMNIFIED LIABILITIES"); PROVIDED that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify,

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

pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. Neither the making of the Loans hereunder nor the exercise of the rights or duties of the Lender (including, without limitation, pursuant to the provisions of Sections 3.1(f)(ii) and 5.24) shall impose, or be deemed to impose, upon the Lender any liability to the Borrower or any other Person and the Lender shall not be deemed to be in control of the operations of the Borrower as a result of any action taken pursuant to or in connection with this Agreement or the other Financing Documents.

      (c) In furtherance and not in limitation of the foregoing, it is agreed by the parties hereto that the indemnification and reimbursement obligations of the Borrower contained in this Section 7.3 include, without limitation, all liabilities, loss, damages, costs and expenses arising as a result of the exercise by the Lender of any right or remedy, including any claim, action, suit, proceeding, loss, cost, damage, liability, deficiency, fine, penalty, punitive damage or expense (including reasonable attorneys' and consultants' fees, investigation and laboratory fees, court costs and litigation expenses), directly or indirectly resulting from, arising out of, or based upon (y) the presence, release, use, manufacture, installation, generation, discharge, storage or disposal, at any time, of any Hazardous Materials on, under, in or about, or the transportation of any such materials to or from, any Owned Real Property or Leased Real Property; or (z) the violation or alleged violation by any Borrower or any of its Subsidiaries or Affiliates of any law, statute, ordinance, order, rule, regulation, permit, judgment or license relating to the use, generation, manufacture, installation, release, discharge, storage or disposal of Hazardous Materials to or from the Owned Real Property or Leased Real Property; which indemnity shall include, without limitation (A) any damage, liability, fine, penalty, punitive damage, cost or expense arising from or out of any claim, action, suit or proceeding for personal injury (including sickness, disease, death, pain or suffering), tangible or intangible property damage, compensation for lost wages, business income, profits or other economic loss, damage to the natural resources or the environment, nuisance, pollution, contamination, leak, spill, release or other effect on the environment, and (B) the cost of any required or necessary repair, cleanup, treatment, remediation or detoxification of the Owned Real Property or Leased Real Property and the preparation and implementation of any closure, disposal, remedial or other required actions in connection with the Owned Real Property or Leased Real Property. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence shall be unenforceable under law, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under the applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Lender.

      The Borrower, for itself and on behalf of its successors and assigns, hereby waives, releases and forever discharges any now existing or hereafter created or arising right to claim against the Lender and its assigns for contribution, reimbursement, indemnity or other similar rights against the Lender and its assigns in any way related to the use, storage, disposal, treatment or presence of any Hazardous Materials on, in or about the Owned Real Property or Leased Real Property, including any right to contribution that may exist in the Borrower's favor pursuant to CERCLA or any other similar law, statute or regulation under any applicable federal or state law, or under any common law theory.

      The Borrower hereby acknowledges and agrees that (i) the Lender is not now, and has not ever been, in control of the Owned Real Property or Leased Real Property or of the Borrower's affairs; and (ii) the Lender does not have the capacity to influence the Borrower's conduct with respect to the ownership, operation or management of the Owned Real Property or Leased Real Property.

      SECTION 7.4. SET-OFF. Notwithstanding the provisions of Section 362 of the Bankruptcy Code and any other applicable law and without application or motion to, or order from, the Court, each of the Lender, the Bank, Chemical Bank (in each case, for the benefit of the Lender) and each Depository Bank (for the benefit of the Lender) is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all funds in the possession of the Lender, the Bank, Chemical Bank or such Depository Bank, as the case may be, all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender, the Bank, Chemical Bank or such Depository Bank, to or for the credit or the account of the Borrower, against any and all of the obligations of the Borrower and its Subsidiaries now or hereafter existing under this Agreement, the Note and the other Financing Documents that are then due and payable, whether by maturity or acceleration or otherwise. Nothing in this Section 7.4 shall impair the right of the Lender, the Bank, Chemical Bank or any Depository Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Note. The Borrower agrees, to the fullest extent it may effectively do so under applicable Law, that any holder of a participation in the Note, whether or not acquired pursuant to the foregoing arrangement, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

      SECTION 7.5. AMENDMENTS AND WAIVERS. Any provision of the Financing Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.

      SECTION 7.6.      SUCCESSORS AND ASSIGNS; PARTICIPATIONS; NOVATION.

      (a) This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns, except that
(i) the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the consent of the Lender and (ii) unless otherwise permitted under this Section 7.6, the Lender may not transfer, pledge, assign, sell participations in or otherwise encumber the Commitment or the Loans or interests in Letters of Credit.

      (b) Subject to the provisions of this Section 7.6, the Lender may in the ordinary course of its business and in accordance with applicable Law, at any time sell to one or more banks or other financial institutions (each, a "PARTICIPANT") participating interests in a PRO RATA portion of any Loan owing to the Lender, the Note or any interest in a Letter of Credit, or all or a portion of the Commitment hereunder or any other interest of the Lender hereunder. Any sale of a participating interest shall be of an equal PRO RATA portion of the Lender's Commitment and Loans and interests in Letters of Credit. In the event of any such sale by the Lender of a participating interest to a Participant, (i) the Lender shall remain a "Lender" under this Agreement and the Participant shall not constitute a "Lender" hereunder, (ii) the Lender's obligations under this Agreement shall remain unchanged, (iii) the Lender shall remain solely responsible for the performance thereof, (iv) the Lender shall remain the holder of the Note for all purposes under this Agreement, and (v) the Borrower shall continue to deal solely and directly with the Lender in connection with such Lender's rights and obligations under this Agreement and the Financing Documents. Participants shall have no rights under this Agreement or any of the Financing Documents, other than certain voting rights as provided below. The Lender shall not sell any participating interest under which the Participant shall have any rights to approve any amendment, modification or waiver of this Agreement or any other Financing Document, except to the extent such amendment, modification, or waiver (i) extends the due date for payment of any amount in respect of the Loans or fees or (ii) reduces the interest rate or the amount of principal or fees applicable to the Loans; PROVIDED, HOWEVER, that in those cases where the Lender grants rights to its Participants to approve amendments to or waivers of this Agreement or any other Financing Documents respecting the matters described in clauses (i) and (ii), the Lender must include a voting mechanism in the relevant participation agreement whereby a majority of the Loans
(whether held by the Lender or participated) shall control the vote for all of such Lender's Loans. The relevant participation agreement shall not permit the Participant to transfer, pledge, assign, sell participations in or otherwise encumber its portion of the Commitment or the Loans.

      (c) Subject to the provisions of this Section 7.6 the Lender may, in the ordinary course of its business and in accordance with applicable law, sell to one or more banks or financial institutions (each a "PURCHASER") all, or a proportionate part of all, of its rights and obligations under any of the Financing Documents, and such Purchaser shall assume all such rights and obligations, pursuant to an assignment agreement executed by such Purchaser and the Lender. The Lender shall be permitted to enter into such a transaction with a Purchaser which is an Eligible Assignee without obtaining the consent of the Borrower and shall be permitted to enter into such a transaction with a Purchaser other than an Eligible Assignee with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. Upon (i) execution of such an instrument, (ii) delivery by the transferor Lender of an executed copy thereof, together with notice that the payment referred to in clause (iii) shall have been made, to the Borrower and
(iii) payment by such Purchaser to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Purchaser, from and after the Effective Date, as specified in such assignment agreement (which shall be at least three calendar days after such delivery), such Purchaser shall for all purposes be the Lender party to this Agreement and shall have all the rights and obligations of the Lender under this Agreement to the same extent as if it were an original party hereto, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower or the Lender shall be required. Upon the consummation of any transfer to a Purchaser pursuant to this clause (c), the transferor Lender and the Borrower shall make appropriate arrangements, at the Borrower's cost and expense, so that, if required, new Notes are issued to such Purchaser and, if applicable, to the transferor Lender.

      A Purchaser may not transfer, pledge, assign, sell participations in or otherwise encumber its portion of the Commitment or the Loans.

      (d) Subject to the provisions of Section 7.15, the Borrower authorizes the Lender to disclose to any Participant or Purchaser (each a "TRANSFEREE") and any prospective Transferee any and all financial information in the Lender's possession concerning the Borrower or any of the Borrower's Subsidiaries which has been delivered to the Lender by or on behalf of them pursuant to this Agreement or which has been delivered to such Lender by them in connection with the Lender's credit evaluation prior to entering into this Agreement.

      SECTION 7.7. GOVERNING LAW; BANKRUPTCY COURT JURISDICTION; WAIVER OF JURY TRIAL; OTHER WAIVERS.

      THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO ANY PRINCIPLES GOVERNING CHOICE OF LAW PROVISIONS). THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH OF THE BORROWER AND THE LENDER AGREE THAT THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA SHALL HAVE JURISDICTION FOR ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE BORROWER AND THE LENDER HEREBY, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANS-ACTIONS CONTEMPLATED HEREBY. Each of the Borrower and the Lender irrevocably consent to the service of process out of the aforementioned court in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the respective party at its address for notices pursuant to Section 7.1 in accordance with the rules of the Court. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

      SECTION 7.8. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall be come effective when the Lender shall have received counterparts hereof signed by all of the parties hereto.

      SECTION 7.9. COLLATERAL. The security interests and Liens created by this Agreement shall be and remain valid and perfected, and the claims, rights and remedies of the Lender hereunder valid and enforceable in accordance with the terms hereof, notwithstanding the discharge of the Borrower pursuant to 11 U.S.C. SECTION 1141, the conversion of the Chapter 11 Case or any other bankruptcy case of the Borrower to a case under Chapter 7 of the Bankruptcy Code, the dismissal of the Chapter 11 Case or any subsequent Chapter 7 case or the release of any collateral granted hereunder from the property of the Borrower. Further, the security interests and Liens created by this Agreement in the Pledged Stock shall be and remain valid and perfected without the necessity that financing statements be filed or any other action be taken under applicable law to perfect the security interests or Liens granted hereby or thereby.

      SECTION 7.10. INDEPENDENCE OF COVENANTS. All covenants of the Borrower hereunder shall be given independent effect so that, if a particular action or condition is prohibited by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

      SECTION 7.11. SURVIVAL. The obligations of the Borrower under Sections 2.12 and 7.3 shall survive the repayment of the Loans and the termination of the Commitment.

      SECTION 7.12. CAPTIONS. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

      SECTION 7.13. INVESTIGATION. Notwithstanding any right of the Lender to investigate the affairs of the Borrower and notwithstanding any knowledge of facts determined or determinable by the Lender pursuant to such investigation or right of investigation, the Lender has the right to rely fully upon the representations, warranties, covenants and agreements of the Borrower contained herein.

      SECTION 7.14. CONFIDENTIALITY. The Lender agrees to keep confidential any financial information delivered by the Borrower hereunder which the Borrower clearly indicates in writing to be confidential information; PROVIDED that nothing herein shall prevent the Lender from disclosing such information (i) in connection with any litigation between the Lender and the Borrower, (ii) to any Affiliate of the Lender or any actual or potential purchaser, participant, assignee or transferee of any Lender's rights or obligations hereunder or under any Note that agrees to be bound by this Section 7.15, (iii) upon order of any court or administrative agency,
(iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (v) which has been publicly disclosed by someone other than the Lender and its Affiliates, (vi) which has been obtained from any Person that is not a party hereto or an Affiliate of any such party and, to Lender's knowledge, not in violation of a duty owed to Borrower or its Subsidiaries by such Person, (vii) in connection with the exercise of any remedy hereunder or under any Financing Document, (viii) to the attorneys or certified public accountants for the Lender or (ix) as otherwise expressly contemplated by this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the day and year first above written.


                              HEXCEL CORPORATION


                              By______________________________
                                Name:
                                Title:

                              Address for Notices:

                              Hexcel Corporation
                              5794 Las Positas Boulevard
                              Pleasanton, CA  94588
                              Fax No.:  (510) 734-8865
                              Tel No.:  (510) 847-9500, ext. 4235
                              Attention:  William P. Meehan
                                          Vice President - Finance

                              With a copy to:

                              Hexcel Corporation
                              5794 Las Positas Boulevard
                              Pleasanton, CA  94588
                              Fax No.:  (510) 734-8611
                              Tel No.:  (510) 847-9500, ext. 4396
                              Attention:  Robert D. Krumme, Esq.
                                          General Counsel

                              Hexcel Corporation
                              5794 Las Positas Boulevard
                              Pleasanton, CA  94588
                              Fax No.:  (510) 734-8865
                              Tel No.:  (510) 847-9500, ext. 4608
                              Attention:  William W. Wondolowski
                                          Treasurer

                              Goldberg, Stinnett, Meyers & Davis
                              44 Montgomery Street, Ste. 2900
                              San Francisco, CA  94104
                              Attention:  Merle C. Meyers, Esq.
                              Fax No.:  (415) 362-2392
                              Tel No.:  (415) 362-5045

                              Wendel, Rosen, Black, Dean & Levitan
                              1221 Broadway, Ste. 2000
                              P.O. Box 2047
                              Oakland, CA  94604-2047
                              Attention:  Rodney P. Jenks, Jr., Esq.
                              Fax No.:  (510) 834-1928
                              Tel No.:  (510) 834-6600

      IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the day and year first above written.


                              THE CIT GROUP/BUSINESS CREDIT INC.


                              By______________________________
                                Name:
                                Title:

                              Address for Notices:

                              The CIT Group/Business Credit, Inc.
                              300 South Grand Avenue, Third Floor
                              Los Angeles, CA  90071
                              Fax No.:    (213) 613-2588
                              Tel. No.:   (213) 613-2500
                              Attention:  Regional Manager

                              The CIT Group/Business Credit, Inc.
                              1211 Avenue of the Americas, 21st Floor
                              New York, NY  10036
                              Fax No.:    (212) 536-1296
                              Tel. No.:   (212) 536-1277
                              Attention:  General Counsel

                              With a copy to:

                              O'Melveny & Myers
                              400 South Hope Street
                              Los Angeles, CA  90071
                              Fax No.:    (213) 669-6407
                              Tel. No.:   (213) 669-6585
                              Attention:  Kathleen G. McGuinness, Attorney at
                              Law

                                                                 AMENDMENT NO. 1


                                     January
                                       3rd
                                     1 9 9 4






                                                                     126,290-004
                                                                     350222
VIA TELECOPY

Hexcel Corporation
5794 Las Positas Boulevard
Pleasanton, California 94588
Attention:  Mr. Robert D. Krumme, Esq.

          Re: Debtor in Possession Credit Agreement, dated as of December 8, 1993 (the "Agreement") by and between Hexcel Corporation and The CIT Group/Business Credit, Inc.
               -----------------------------------------------------------------
Dear Bill:

          All capitalized terms used herein unless otherwise defined herein shall have the meanings set forth in the Agreement. The CIT Group/Business Credit, Inc., as lender ("Lender") and Hexcel Corporation, as debtor and debtor in possession (the "Borrower") hereby agree to the following with respect to the above-referenced Agreement:

          (i) all references to "Subsidiary" in Sections 6.1(j), (k) and (p) of the Agreement shall be deemed modified, amended and revised to refer only to "Domestic Subsidiary";

          (ii) the Lender waives the condition set forth in Section 3.2(d)(i) and (iii) of the Agreement regarding receipt by the Lender of the documentation evidencing the Pledged Stock of the Foreign Subsidiaries (other than Hexcel UK Ltd. and Hexcel Italia S.r.L.), provided, however, that, the Borrower covenants and agrees to deliver such documentation to the Lender by the date that is 30 days after the date of the Final Borrowing Order and failure to do so shall constitute an Event of Default;

          (iii) the Lender waives the condition set forth in Section 3.2(d)(i) and (iii) of the Agreement regarding receipt by the Lender of the stock certificate and related documents with respect to the Pledged Stock of Hexcel U.K. Ltd. provided, however, that the Borrower covenants and agrees to deliver such certificate and documentation to the Lender by the date that is 180 days after the date of the Final Borrowing Order and, if the Borrower has not delivered such certificate and documentation to the Lender by such date the Borrower shall pay a fee of $25,000 to the Lender on such date;

          (iv) the Lender waives the condition set forth in Section 3.2(d)(i) and (iii) of the Agreement regarding receipt of the documentation with respect to the Pledged Stock of Italia S.r.L. until such date as the pledge can be perfected in such a manner as to result in no obligation to pay taxes under the laws of Italy or in an obligation to pay no material amount of taxes under such laws; and

          (v) the Borrower hereby confirms that all obligations of Italia S.r.L. to the Borrower for the payment of money, including any note evidencing such obligations, constitute Collateral and agrees, pursuant to Section 5.9 of the Agreement, to deliver to the Lender a note or notes evidencing all such amounts payable by Hexcel Italia S.r.L. to the Borrower by the date that is 30 days after the date of the Final Borrowing Order.

          If you are in agreement with the foregoing, please execute and return to us a counterpart of this letter.

                              THE CIT GROUP/BUSINESS CREDIT INC.



                              By: ______________________________

                              Name:

                              Title:


Agreed to by

HEXCEL CORPORATION



By: ______________________________

Name:

Title:

                                                                 AMENDMENT NO. 2




                                      March
                                      25th
                                     1 9 9 4






                                                                     126,290-004
                                                                   LA1-356602.V9
VIA TELECOPY

Hexcel Corporation
5794 Las Positas Boulevard
Pleasanton, California 94588
Attention:  Mr. William Meehan

          Re: Debtor in Possession Credit Agreement, dated as of December 8, 1993 (the "Agreement") by and between Hexcel Corporation and The CIT Group/Business Credit, Inc.
               -----------------------------------------------------------------

Dear Bill:

          All capitalized terms used herein unless otherwise defined herein shall have the meanings set forth in the Agreement. The CIT Group/Business Credit, Inc., as lender ("Lender") and Hexcel Corporation, as debtor and debtor in possession (the "Borrower") hereby agree to the following with respect to the above-referenced Agreement:

          (i) The definition of "Deposit Account" in Section 1.1 of the Agreement is hereby amended by the amendment and restatement of the final proviso thereto to read as follows:

     "; provided, further, that the Borrower may maintain a higher balance in any such account if such balance is to be used for the payment of workers compensation, insured or self-insured health benefit claims or claims for benefits related to a flexible spending plan, in each case, pursuant to a request by the custodian of such account."

         (ii) all references to "Subsidiary" in Sections 3.1(f) and 3.1(j) of the Agreement and in paragraph (v) of Exhibit III to the Agreement shall be deemed modified, amended and revised to refer only to "Domestic Subsidiary";

        (iii) Section 4.1 of the Agreement is hereby amended by the addition of the following clause after the semicolon in the third line thereof;

          ", other than, for the period from the date hereof through April 30, 1994, the State of Washington and Commonwealth of Pennsylvania,"

         (iv) the following clause is hereby added to the beginning of Section 4.4(c) of the Agreement:

     "As of the date set forth in the first sentence of Section 3.2 hereof,".

          (v) the figure "$200,000" in Sections 4.19(ii) and 5.6(b)(v) of the Agreement shall be deemed deleted and the figure "$400,000" substituted therefor in each such Section;

         (vi) the word "calendar" in the second line of Section 5.1(d) of the Agreement shall be deemed deleted and the word "fiscal" substituted therefor in such Section;

        (vii) the word "Saturday" in the fourth line of Section 5.1(r) of the Agreement shall be deemed deleted and the word "Sunday" substituted therefor in such Section;

       (viii) the figure "$75,000" in Section 5.12(b) of the Agreement shall be deemed deleted and the figure "$500,000" substituted therefor in such Section;

         (ix) the figure "$7,000,000" in Section 5.12(h) shall be deemed deleted and the figure "$9,000,000" substituted therefor in such Section;

          (x) effective March 31, 1994, Section 5.24(a) of the Agreement shall be deemed amended and restated as follows:

     "Neither the Borrower nor any of its Domestic Subsidiaries shall establish or maintain any Deposit Account, other than as set forth on Schedule 5.24(a) hereof, with any financial institution other than Chemical Bank or the Lender; provided, however, that the Borrower and its Subsidiaries may maintain Controlled Depository Accounts and, provided, further, that no financial institution may be included on Schedule 5.24(a) unless such institution has delivered to the Lender an acknowledgement of security interest and a waiver of right of set-off satisfactory to the Lender with respect to the Deposit Account to be maintained at such financial institution".

         (xi) effective March 31, 1994, Section 5.24(d) of the Agreement shall be deemed amended and restated as follows:

          "Except as set forth on Schedule 5.24(d) hereof, neither the Borrower nor any of its Domestic Subsidiaries shall maintain a balance at the close of business of each day in excess of $10,000 in any disbursement account; provided, however, that no such disbursement account may be included on
     Schedule 5.24(d) unless the applicable financial institution has delivered to the Lender an acknowledgement of security interest and a waiver of right of set-off satisfactory to the Lender with respect to the disbursement account to be maintained at such financial institution".

        (xii) the following clause is hereby added to the end of the penultimate sentence of Section 7.3(a) of the Agreement;

     "PROVIDED, HOWEVER that, if the Borrower, in good faith, determines that any portion of the fees and disbursements of Lender's counsel in any invoice are not reasonable (the "Disputed Portion") and Lender and Borrower are unable to resolve such dispute prior to the 30th day following the date of such invoice, then the parties shall continue to attempt to resolve such dispute and notwithstanding anything to the contrary contained herein the Disputed Portion shall be due within the meaning of Section 6.1(a) on the 60th day following the date of such invoice."

       (xiii) effective March 31, 1994, Schedules 5.24(a) and 5.24(d) shall be deemed added to the list of Schedules to the Agreement;

        (xiv) effective as of the date hereof, the Lender hereby waives, for the period from the date of the Agreement through March 31, 1994, the requirement set forth in Section 5.24(d) of the Agreement regarding the maximum balance permitted to be maintained by the Borrower and its Domestic Subsidiaries in any disbursement account and further waives, for the period from the date of the Agreement through March 31, 1994, any Default or Event of Default caused by the failure of the Borrower or any of its Domestic Subsidiaries to comply with such Section 5.24(d) PROVIDED, HOWEVER that the waivers granted by this clause
(xiv) shall not be deemed to waive any other Default or Event of Default under the Agreement; and

         (xv) effective as of the date hereof, the Lender hereby waives, for the period from the date of the Agreement through March 31, 1994 or, if the Lender consents, with respect to the Deposit Accounts listed below through April 30, 1994, the requirement set forth in Section 5.24(a) of the Agreement regarding the maintenance of Deposit Accounts only with Chemical Bank or the Lender; provided, however, that the balance at any time in each Deposit Account listed shall not exceed the amount indicated below:

     BANK NAME               ACCOUNT NUMBER            MAXIMUM AMOUNT
     ---------               --------------            --------------

Union Bank                    0709008007                 $215,630
Bank of California            12132569                    410,725
First Trust Bank              95407821                    489,000

Furthermore, effective as of the date hereof, the Lender hereby waives, for the period from the date of the Agreement through March 31, 1994 or, if applicable with respect to the Deposit Accounts listed above through April 30, 1994, any Default or Event of Default caused by the failure of the Borrower or any of its Domestic Subsidiaries to comply with such Section 5.24(a); PROVIDED, HOWEVER, that the waivers granted by this clause (xv) shall not be deemed to waive any other Default or Event of Default under the Agreement.

          If you are in agreement with the foregoing, please execute and return to us a counterpart of this letter.

                              THE CIT GROUP/BUSINESS CREDIT INC.



                              By: ______________________________

                              Name:
                              Title:

Agreed to by

HEXCEL CORPORATION


By: ______________________________

Name:
Title:

Approved as to form and content

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF HEXCEL, INC.



By: _______________________________

Pillsbury Madison & Sutro
Counsel to the Committee

                         April                                      Exhibit 10-9
                         11                                      Amendment No. 3
                         1 9 9 4



VIA TELECOPY

Hexcel Corporation
5794 W. Las Positas Boulevard
Pleasanton, California 94588
Attention: Mr. William Meehan

     Re: Debtor in Possession Credit Agreement, dated as of December 8, 1993 (the "Agreement") by and between Hexcel Corporation and The CIT Group/Business Credit, Inc.
          ---------------------------------------------------

Dear Bill:

     All capitalized terms used herein unless otherwise defined herein shall have the meanings set forth in the Agreement. The CIT Group/Business Credit, Inc., as lender ("Lender") and Hexcel Corporation, as debtor and debtor in possession (the "Borrower") hereby agree to the following with respect to the above-referenced Agreement.

     (i) Effective March 31, 1994, the Lender hereby waives, for the period from March 31, 1994 through April 30, 1994, with respect to A/C No. 2028-6499 maintained at Bank One, Casa Grande, Arizona, the requirement set forth in
Section 5.24(d) of the Agreement regarding the maximum balance permitted to be maintained by the Borrower and its Domestic Subsidiaries in any disbursement account; PROVIDED HOWEVER that in no event may the balance in such account exceed $16,170 at any one time. Furthermore, effective March 31, 1994, the Lender hereby waives, for the period from March 31, 1994 through April 30, 1994, any Default or Event of Defaults caused by the failure of the Borrower or any of its Domestic Subsidiaries to comply with the above referenced provision of
Section 5.24(d) with respect to such account; PROVIDED HOWEVER that the waiver granted by this clause (i) shall not be deemed to waive any other Default or Event of Default under the Agreement;

     (ii) Effective March 31, 1994, the Lender hereby extends the deadline for delivery of the financial statements relating to Fiscal Year 1993 referred to in
Section 5.1(a) and 5.1(b) of the Agreement and the report of Deloitte & Touche referred to in Section 5.1(a) from 90 days to 105 days after the end of Fiscal Year 1993. Furthermore, effective as of the date hereof, the Lender hereby waives, for the period from March 31, 1994 through April 15, 1994, any Default or Event of Default caused by the failure of the Borrower to comply with the deadline for delivery set forth in Section 5.1(a) and 5.1(b); PROVIDED, HOWEVER that the waiver granted by this clause (ii) shall not be deemed to waive any other Default or Event of Default under the Agreement;

Page 2 - Mr. William Meehan -- April 11, 1994

     (iii) The Lender hereby agrees that (a) the report of Deloitte & Touche attached hereto as Exhibit A satisfies the requirements for such report set forth in Section 5.1(a) of the Agreement and (b) the statement of Deloitte & Touche attached hereto as Exhibit B satisfies the requirements for such report set forth in Section 5.1(f) of the Agreement;

     (iv) The Lender hereby agrees that the Lender may change its method of accounting for valuing its domestic honeycomb and fabrics inventory from the LIFO method to the FIFO method and such change shall not be deemed to materially affect any accounting determination contemplated by the Agreement within the meaning of Section 5.13 of the Agreement; and

     (v) The Lender hereby agrees to extend the effective period of the waiver granted pursuant to clause (xv) of the letter from the Lender to the Borrower dated March 25, 1994, with respect to the Deposit Accounts listed in such clause
(xv) through April 30, 1994, all in accordance with the terms of such letter.

     In consideration of our agreement to grant the foregoing waivers, the Borrower will pay to the Lender an Accommodation Fee of $10,000, which will be due and payable upon your execution of this letter and which shall be charged to your loan account with the Lender.

     If you are in agreement with the foregoing, please execute and return to us a counterpart of this letter.

                         THE CIT GROUP/BUSINESS CREDIT INC.


                         By:_________________________________
                         Name:  Guy Fuchs
                         Title: Vice President

Agreed to by

HEXCEL CORPORATION

By:______________________________
Name:  Rodney P. Jenks, Jr.
Title: Vice President & General Counsel

Approved as to form and content

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF HEXCEL, INC.

By:_______________________________

Pillsbury Madison & Sutro
Counsel to the Committee